                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

      The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and Notes included elsewhere in this document.


                                                                           YEAR ENDED DECEMBER 31,
                                                       ------------------------------------------------------------
                                                         1994         1995         1996         1997         1998
                                                       --------     --------     --------     --------     --------

CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Net revenues:
  Software license fees ...........................    $  1,776     $  5,465     $ 19,447     $ 29,165     $ 48,487
  Service revenues ................................          --           30        1,120        4,972       14,742
  Advertising .....................................          --           --        1,016        2,254        3,148
                                                       --------     --------     --------     --------     --------
    Total net revenues ............................       1,776        5,495       21,583       36,391       66,377
                                                       --------     --------     --------     --------     --------
Cost of revenues:
  Software license fees ...........................         794          762        2,907        3,800        8,308
  Service revenues ................................          --           33          554        2,392        2,631
  Advertising .....................................          --           --          288          920        1,727
                                                       --------     --------     --------     --------     --------
    Total cost of revenues ........................         794          795        3,749        7,112       12,666
                                                       --------     --------     --------     --------     --------
    Gross profit ..................................         982        4,700       17,834       29,279       53,711
                                                       --------     --------     --------     --------     --------
Operating expenses:
  Research and development ........................         573        2,144        6,310       15,651       22,480
  Sales and marketing .............................         523        2,112       10,155       22,954       33,460
  General and administrative ......................         767        1,744        5,756        7,635       11,540
  Goodwill amortization ...........................          --           --           --           --        1,596
  Acquisition charges .............................          --           --           --           --        8,723
                                                       --------     --------     --------     --------     --------
    Total operating expenses ......................       1,863        6,000       22,221       46,240       77,799
                                                       --------     --------     --------     --------     --------
    Operating loss ................................        (881)      (1,300)      (4,387)     (16,961)     (24,088)
                                                       --------     --------     --------     --------     --------
Other income (expense):
  Interest income, net ............................          60           62          308        2,178        4,927
  Other income (expense) ..........................          --         (141)          14         (286)        (793)
                                                       --------     --------     --------     --------     --------
    Other income, net .............................          60          (79)         322        1,892        4,135
                                                       --------     --------     --------     --------     --------
    Net loss ......................................    $   (821)    $ (1,379)    $ (4,065)    $(15,069)    $(19,953)
                                                       ========     ========     ========     ========     ========
Basic and diluted net loss per share ..............    $  (2.61)    $  (3.95)    $  (4.13)    $  (1.84)    $  (0.31)
                                                       ========     ========     ========     ========     ========

Shares used to compute basic and diluted net
  loss per share ..................................         314          349          992        8,453       65,078


                                                                                  DECEMBER 31,
                                                           ----------------------------------------------------------
                                                             1994        1995         1996         1997        1998
                                                           --------    --------     --------     --------    --------

CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments .....    $     11    $  6,606     $ 21,039     $ 93,677    $ 89,801
Working capital .......................................         298       6,109       18,766       87,216      57,746
Total assets ..........................................         472       8,909       31,346      119,469     128,774
Redeemable, convertible preferred stock ...............          --       7,655       23,153           --          --
Shareholders' equity (deficit) ........................         423      (1,214)         134       78,680      81,304

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


      The discussion in this report contains forward-looking statements that involve risks and uncertainties. RealNetworks' actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled "Factors that May Affect Our Business, Future Operating Results and Financial Condition", included elsewhere in this Report. You should also carefully review the risk factors set forth in other reports or documents that RealNetworks files from time to time with the Securities and Exchange Commission, particularly Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K.

OVERVIEW

      We are a leading provider of media delivery and digital distribution solutions designed for the Internet. Our solutions enable consumers to experience and content providers to deliver a broad range of multimedia content, including audio, video, text and animation. We pioneered the development and commercialization of "streaming media" systems that enable the creation, real-time delivery and playback of multimedia content. We believe that we have established a leadership position in the market for these systems. We have more than 95 million unique registered users of our RealPlayer products and believe that more than 85% of all Web content using streaming media uses our technology. The broad acceptance of the Internet as a means of content delivery, combined with recent technological advances, has greatly increased the practicality and popularity of a number of new online media delivery formats. In response, we have extended our media delivery platform to include a digital music management system that allows consumers to acquire, record, store, organize and play their personal music collections on personal computers (PCs) and digital playback devices.

      We were incorporated in February 1994 and were in the development stage until July 1995, when we released the commercial version of RealAudio Version 1.0, the first version of our RealPlayer products. From inception through December 31, 1995, our operating activities related primarily to recruiting personnel, raising capital, purchasing operating assets, conducting research and development, building the RealAudio brand and establishing the market for streaming audio. During 1996, we continued to invest heavily in research and development and marketing and in building our domestic and international sales channels and our general and administrative infrastructure. In August 1996, we began selling RealPlayer Plus, a premium version of our RealPlayer product. RealPlayer continues to be available for download free of charge from our websites. In June 1997, we released the commercial version of RealVideo Version
4.0. In December 1997, we released the commercial version of RealSystem Version 5.0, a streaming media solution that includes RealAudio and RealVideo technology. In November 1998, we released the commercial version of RealSystem G2, our latest generation media delivery system.

      Our revenues are reported in the following three categories:

- Software license fees, which include revenues from sales of our RealPlayer Plus, Xing AudioCatalyst, RealServers and related authoring and publishing tools, OEM sales of our products and sales of third-party products.

- Service revenues, which include support and maintenance services that we sell to customers who purchase our RealPlayer Plus, RealServers and tools products, broadcast hosting services we provide through our Real Broadcast Network, and consulting services we offer to our customers.

- Advertising revenues are derived from the sale of advertising on our websites and the placement of channels and presets included in the RealPlayer.

      In March 1998, we acquired Vivo Software, a leading developer of streaming media creation tools, in an acquisition accounted for using the purchase method of accounting.

      On August 10, 1999, we completed our acquisition of Xing Technology Corporation (Xing), a privately-held provider of high performance, standards based digital audio and video encoding and decoding technology, including MP3 software. The transaction was accounted for as a pooling-of-interests. An aggregate of 732,280 shares of our common stock were issued pursuant to the merger, and options and warrants to purchase Xing common stock were assumed by us.

      All of our financial data presented in the consolidated financial statements and management's discussion and analysis of financial condition and results of operations included within this Form 8-K have been restated to include the historical financial information of Xing in accordance with generally accepted accounting principles applicable.

      Prior to the merger, Xing operated on a June 30 fiscal year. The results of operations of Xing have been restated to conform to RealNetworks' December 31 fiscal year-end.

      The following table sets forth certain financial data for the periods indicated as a percentage of total net revenues:

                                           1996        1997        1998
Net revenues:
   Software license fees .............      90.1%       80.1%       73.0%
   Service revenues ..................       5.2        13.7        22.2
   Advertising .......................       4.7         6.2         4.8
                                          ------      ------      ------
     Total net revenues ..............     100.0       100.0       100.0
                                          ------      ------      ------
Cost of revenues:
   Software license fees .............      13.5        10.4        12.5
   Service revenues ..................       2.6         6.6         4.0
   Advertising .......................       1.3         2.5         2.6
                                          ------      ------      ------
     Total cost of revenues ..........      17.4        19.5        19.1
                                          ------      ------      ------
     Gross profit ....................      82.6        80.5        80.9
                                          ------      ------      ------
Operating expenses:
   Research and development ..........      29.2        43.0        33.9
   Sales and marketing ...............      47.1        63.1        50.4
   General and administrative ........      26.7        21.0        17.4
   Goodwill amortization .............        --          --         2.4
   Acquisition charges ...............        --          --        13.1
                                          ------      ------      ------
     Total operating expenses ........     103.0       127.1       117.2
                                          ------      ------      ------
     Operating loss ..................     (20.4)      (46.6)      (36.3)
                                          ------      ------      ------
Other income (expense):
   Interest income ...................       1.4         6.0         7.4
   Other income (expense) ............       0.1        (0.8)       (1.2)
                                          ------      ------      ------
     Other income, net ...............       1.5         5.2         6.2
                                          ------      ------      ------
     Net loss ........................     (18.9)%     (41.4)%     (30.1)%
                                          ======      ======      ======

ANNUAL RESULTS OF OPERATIONS

   REVENUES

                                      1996       CHANGE        1997       CHANGE        1998
                                    --------    --------     --------    --------     --------
                                                     (DOLLARS IN THOUSANDS)
Software license fees ..........    $ 19,447          50%    $ 29,165          66%    $ 48,487
Service revenues ...............       1,120         344        4,972         197       14,742
Advertising ....................       1,016         122        2,254          40        3,148
                                    --------                 --------                 --------
     Total net revenues ........    $ 21,583          69%    $ 36,391          82%    $ 66,377
                                    ========                 ========                 ========

      SOFTWARE LICENSE FEES. Software license fees were $48.5 million in 1998, an increase of 66% from $29.2 million in 1997. Software license fees increased 50% in 1997 from $19.4 million in 1996. The increases during 1998 and 1997 were due primarily to a greater volume of products sold as a result of growth in the demand for streaming media on the Internet, the introduction of new products, including RealSystem G2 in November 1998, RealSystem Version 5.0 in December 1997, and RealVideo Version 4.0 in June 1997, successful product promotions, increased sales from electronic distribution and the sale of third-party products. We have used price and other promotions to increase the trial, purchase and use of our software products. In June 1997, we entered into a $30.0 million license agreement with Microsoft, which is being recognized over the three-year term of our ongoing support obligations. Software license fees for 1997 and 1998 included $4.8 million and $9.7 million, respectively, related to the Microsoft license agreement.

      SERVICE REVENUES. Service revenues were $14.7 million in 1998, an increase of 197% from $5.0 million in 1997. The increase during 1998 was primarily attributable to revenues from sales of support and upgrade contracts on RealPlayer Plus, which we began selling during the fourth quarter of 1997, a larger installed base of our server products and increases in consulting and streaming media hosting services. Service revenues were $5.0 million in 1997, an increase of 344% from $1.1 million in 1996. The 1997 increase was primarily due to a greater installed base of our server products. This larger installed base leads to increased revenues from the sale of support and maintenance contracts and other services we perform.

      ADVERTISING. Advertising revenues were $3.1 million in 1998, an increase of 40% from $2.3 million in 1997. The increase in advertising revenues for 1998 was due to a larger sales force and more traffic to our websites. Advertising revenues were $2.3 million in 1997, an increase of 122% from $1.0 million in 1996. We began selling advertising space on our websites in March 1996. Increased revenues in 1997 were due in part to a full year of advertising sales and our success in attracting more advertisers.


      GEOGRAPHIC REVENUES

                                            1996       CHANGE        1997       CHANGE        1998
                                          --------    --------     --------    --------     --------
                                                            (DOLLARS IN THOUSANDS)
North America ........................    $ 18,879          27%    $ 24,017          84%    $ 44,149
Europe ...............................       1,037         230        3,425         109        7,144
Japan/Asia Pacific ...................       1,013         218        3,225          37        4,429
Rest of world ........................         654          36          890          11          987
                                          --------                 --------                 --------
     Subtotal ........................      21,583          46       31,557          80       56,709
Microsoft license agreement ..........          --         n/a        4,834         100        9,668
                                          --------                 --------                 --------
     Total ...........................    $ 21,583          69%    $ 36,391          82%    $ 66,377
                                          ========                 ========                 ========

      Excluding revenues from the Microsoft license agreement, international revenues represented 22% of total net revenues in 1998 and 24% in 1997. Revenues generated in Europe were 13% and 11% of total net revenues (excluding revenues from the Microsoft license agreement) in 1998 and 1997, respectively, and revenues generated in Japan/Asia Pacific were 8% and 10% of total net revenues (excluding revenues from the Microsoft license agreement) in 1998 and 1997, respectively. At December 31, 1998, accounts receivable due from European and Asian customers were not significant. The functional currency of our foreign subsidiaries is the local currency of the country in which the subsidiary is incorporated. Results of operations of our foreign subsidiaries are translated from local currency into U.S. dollars based on average monthly exchange rates. We currently do not hedge our foreign currency exposures and therefore are subject to the risk of changes in exchange rates. We expect that international revenues will increase over time in both absolute dollars and as a percentage of total net revenues. The cost structures of both domestic and international revenues are substantially the same.


      COST OF REVENUES

                                                   1996        CHANGE        1997        CHANGE        1998
                                                 --------     --------     --------     --------     --------
                                                                     (DOLLARS IN THOUSANDS)
Software license fees .......................    $  2,907           31%    $  3,800          119%    $  8,308
Service revenues ............................         554          332        2,392           10        2,631
Advertising .................................         288          219          920           88        1,727
                                                 --------                  --------                  --------
     Total cost of revenues .................    $  3,749           90%    $  7,112           78%    $ 12,666
                                                 ========                  ========                  ========
As a percentage of total net revenues .......          17%                       20%                       19%

      COST OF SOFTWARE LICENSE FEES. Cost of software license fees was $8.3 million for 1998, an increase of 119% from $3.8 million in 1997, and increased as a percentage of software license fees to 17% from 13% in 1997. Cost of software license fees was $3.8 million in 1997, an increase of 31% from $2.9 million in 1996, and decreased as a percentage of software license fees to 13% from 15% in 1996. The increases in absolute dollars were due primarily to higher sales volume. The changes in percentage terms were due to a shift in product mix toward lower-margin player products, a greater percentage of sales through indirect channels and the utilization of a third-party order fulfillment agency.

      COST OF SERVICE REVENUES. Cost of service revenues was $2.6 million for 1998, an increase of 10% from $2.4 million in 1997, but decreased as a percentage of service revenues to 18% from 48% in 1997. Cost of service revenues was $2.4 million for 1997, an increase of 332% from $0.6 million in 1996, but decreased as a percentage of service revenues to 48% from 49% in 1996. Cost of service revenues for 1997 includes $1.0 million of costs associated with the RealNetworks Conference. Excluding the impact of the RealNetworks Conference, cost of service revenues was $1.4 million in 1997, or 31% of service revenues. The 1998 and 1997 increases in absolute dollars, excluding the RealNetworks Conference, were primarily due to increased staff and contract personnel to provide services to a greater number of customers and increases in bandwidth expenses. The cost decreases as a percentage of service revenues were primarily due to greater economies of scale in providing support services to a larger customer base. The net costs of the 1998 RealNetworks Conference are included in sales and marketing expenses.

      COST OF ADVERTISING. Cost of advertising was $1.7 million for 1998, an increase of 88% from $0.9 million in 1997, and increased as a percentage of advertising revenues to 55% from 41% in 1997. Cost of advertising was $0.9 million for 1997, an increase of 219% from $0.3 million in 1996, and increased as a percentage of advertising revenues to 41% from 28% in 1996. The increases were primarily due to increases in the quality and quantity of content available on our websites and higher bandwidth costs.

      Our gross margins may fluctuate based on the mix of distribution channels we use and the mix of products we sell.


   OPERATING EXPENSES

      RESEARCH AND DEVELOPMENT

                                                   1996        CHANGE        1997        CHANGE        1998
                                                 --------     --------     --------     --------     --------
                                                                    (DOLLARS IN THOUSANDS)
Research and development ....................    $  6,310          148%    $ 15,651           44%    $ 22,480
As a percentage of total net revenues .......          29%                       43%                       34%

      Research and development expenses were $22.5 million in 1998, an increase of 44% from $15.7 million in 1997, but decreased as a percentage of total net revenues to 34% from 43% in 1997. The 1998 increase in absolute dollars was primarily due to increases in internal development personnel, consulting expenses and contract labor. The 1998 decrease in percentage terms was a result of revenues growing at a faster rate than expenses. Research and development expenses were primarily related to the development of new technology and products, including RealSystem G2, the commercial version of which we released in November 1998, Xing Audio Catalyst, and enhancements made to existing products. Research and development expenses were $15.7 million in 1997, an increase of 148% from $6.3 million in 1996, and increased as a percentage of total net revenues to 43% from 29% in 1996. The 1997 increase was due primarily to increases in internal development personnel, travel and consulting expenses. Research and development expenses incurred in 1997 were primarily related to development of new technology and products, including RealVideo and RealSystem 5.0, and enhancements made to existing products.


      SALES AND MARKETING

                                                   1996        CHANGE        1997        CHANGE        1998
                                                 --------     --------     --------     --------     --------
                                                                   (DOLLARS IN THOUSANDS)
Sales and marketing .........................    $ 10,155          126%    $ 22,954           46%    $ 33,460
As a percentage of total net revenues .......          47%                       63%                       50%

      Sales and marketing expenses were $33.5 million in 1998, an increase of 46% from $23.0 million in 1997, but decreased as a percentage of total net revenues to 50% from 63% in 1997. Sales and marketing expenses were $23.0 million in 1997, an increase of 126% from $10.2 million in 1996, and increased as a percentage of total net revenues to 63% from 47% in 1996. The increases in absolute dollars were due to the expansion of our direct sales and marketing organization, the creation of additional foreign and domestic sales offices, promotions and expenses related to the continued development of the "Real" brand. Sales and marketing expenses in 1998 also include net costs associated with the 1998 RealNetworks Conference. The decrease in percentage terms in 1998 was a result of revenues growing at a faster rate than expenses.


      GENERAL AND ADMINISTRATIVE

                                                   1996        CHANGE        1997        CHANGE        1998
                                                 --------     --------     --------     --------     --------
                                                                    (DOLLARS IN THOUSANDS)
General and administrative ..................    $  5,756           33%    $  7,635           51%    $ 11,540
As a percentage of total net revenues .......          27%                       21%                       17%

      General and administrative expenses were $11.5 million in 1998, an increase of 51% from $7.6 million in 1997, but decreased as a percentage of total net revenues to 17% from 21% in 1997. General and administrative expenses were $7.6 million in 1997, an increase of 33% from $5.8 million in 1996, but decreased as a percentage of total net revenues to 21% from 27% in 1996. The increases in absolute dollars for 1998 and 1997 were primarily due to increased personnel and facility expenses necessary to support our growth and costs associated with operating as a public company. The decreases in percentage terms were due to revenues growing at a faster rate than expenses.


      GOODWILL AMORTIZATION AND ACQUISITION CHARGES

      In March 1998, we acquired Vivo Software, a developer of streaming media creation tools. We issued approximately 2.2 million shares of our common stock in exchange for all outstanding shares of Vivo common stock and assumed options to purchase approximately 95,000 shares of our common stock. The acquisition was accounted for using the purchase method of accounting and, accordingly, the results of Vivo's operations are included in our financial statements since the date of acquisition.

      The purchase price was allocated to the fair value of the acquired assets and assumed liabilities based on their fair values at the date of the acquisition. A portion of the purchase price represents acquired in-process research and development that has not yet reached technological feasibility and has no alternative future use. Of the total purchase price, $8.6 million was allocated to in-process research and development expense, $10.6 million was allocated to goodwill, and $0.5 million was allocated to tangible assets. Goodwill is amortized over its estimated life of five years.

      In light of the SEC's recent interpretation of accounting for acquired in-process research and development, we have voluntarily restated the amount of the charge taken in connection with the acquisition of Vivo. Although we had reported our results for the quarter ended March 31, 1998 in accordance with established accounting practices and the valuation provided by an independent third party, we voluntarily responded to new guidance from the SEC revising the valuation methodology used in determining charges associated with acquired in-process research and development. As a result, we reduced the in-process research and development charge previously recognized in the first quarter of 1998 from $17.7 million to $8.6 million and increased the amount of goodwill from $1.5 million to $10.6 million.

      The in-process research and development projects acquired in the acquisition of Vivo consisted of the development of encoder tools and server and client codecs. The encoder tools allow users to create media content to be streamed over the Internet or intranets. The server and client codecs enhance the compression and decompression of multimedia content streamed over the Internet or intranets.

      The percentage completion of the projects at the time of acquisition was as follows:

            Encoder tools......................................      40%-70%
            Server codec.......................................      30%
            Client codec.......................................      30%

      We completed the development of the encoder tools in 1998. The total cost to complete development of the encoder tools was approximately $1.0 million. The server and client codec projects were completed in 1999. The expected aggregate cost to complete the server and client codecs were approximately $0.7 million.

      The fair value of the in-process technology was based on projected cash flows that were discounted based on the risks associated with achieving such projected cash flows upon successful completion of the acquired projects. Associated risks include the inherent difficulties and uncertainties in completing each project and achieving technological feasibility and risks related to the impact of potential changes in market conditions and technology. In developing cash flow projections, revenues were forecasted based on relevant factors, including aggregate revenue growth rates for the business as a whole, characteristics of the potential market for the technology and the anticipated life of the underlying technology. Operating expenses and resulting profit margins were forecasted based on the characteristics and cash-flow-generating potential of the acquired in-process technology.

      The fair value of the in-process research and development was allocated to the projects as follows (in thousands):

            Encoder tools .................................               $6,500
            Server codec ..................................                1,500
            Client codec ..................................                  600
                                                                          ------
                                                                          $8,600
                                                                          ======

      Projected annual revenues for each of the in-process development projects were assumed to increase from product release through 2001, decline slightly in 2002 and decline significantly in 2003 and 2004. An insignificant amount of revenues was projected for in-process technology in the first quarter of 2005, which is estimated to be the end of the in-process technology's economic life.

      Gross profit was assumed to be 80% for the encoder tools and client codec and 94% for the server codec. The projected gross profit percentages were based on estimated costs of revenues, which include duplication, manuals, packaging materials and third-party order fulfillment costs. Gross profit projections were based on our experience with similar products.

      Estimated operating expenses, income taxes and capital charges to provide a return on other acquired assets were deducted from gross profit to arrive at net operating income for each of the in-process development projects. Operating expenses were estimated as a percentage of total net revenues and included sales and marketing expenses and development costs to maintain the technology once it has achieved technological feasibility.

      We discounted the net cash flows of the in-process research and development projects to their present values using a discount rate of 42%. This discount rate approximates the overall rate of return for the acquisition of Vivo as a whole and reflects the inherent uncertainties surrounding the successful development of the in-process research and development projects and the uncertainty of technological advances that may occur in the future.

      Since the acquisition, we have continued to market and support Vivo's existing products on a limited basis and will continue to do so until the in-process projects are completed.

      The acquisition of Vivo was a tax-free reorganization under the Internal Revenue Code. Therefore, the charge for in-process research and development and amortization of acquired intangible assets is not deductible for income tax purposes.


   OTHER INCOME, NET

                                  1996       CHANGE        1997       CHANGE        1998
                                --------    --------     --------    --------     --------
                                                 (DOLLARS IN THOUSANDS)
Other income, net ..........    $    322         488%    $  1,892         119%    $  4,135

      Other income, net consists primarily of earnings on our cash, cash equivalents and short-term investments. The increases in 1998 and 1997 were due primarily to investment earnings on higher average cash balances.


   INCOME TAXES

      We have incurred net operating losses in each period from inception through December 31, 1998. At December 31, 1998, we had provided a full valuation allowance on our deferred tax assets because of uncertainties regarding recoverability. See Note 7 of Notes to Consolidated Financial Statements.

RECENT EVENTS

      In May 1999, we released RealSystem MP as well as a beta version of RealJukebox. In September 1999, we released RealSlideshow Plus, a complete streaming solution for sharing photographs to communicate information and ideas. Also in September 1999, we released the commercial versions of RealJukebox and RealJukebox Plus, which are complete digital music systems. In November 1999, we released the beta version of RealPlayer 7 and introduced the new Real.com Network, which gives consumers the ability to find, organize and play audio and video on the internet and Take 5, Real.com's new programming service.

      In January 2000 we announced our acquisition of NetZip, Inc., a leading provider of Internet download management software. The transaction will be accounted for using the purchase method of accounting. We issued approximately 1,709,000 shares (including options to purchase shares) of our common stock in the NetZip acquisition.

      In January 2000 we also announced that our board of directors approved a two-for-one split of our common stock. Shareholders will receive one additional share for every share held on the record date of January 28, 2000.

LIQUIDITY AND CAPITAL RESOURCES

      Since our inception, we have financed our operations primarily through sales of preferred stock and common stock. In addition, during 1997 we entered into a strategic agreement with Microsoft pursuant to which we granted Microsoft a nonexclusive license to certain of our technology and related trademarks for a license fee of $30.0 million.

      Net cash provided by operating activities was $7.5 million and $6.7 million in 1998 and 1997, respectively. Net cash used in operating activities was $1.2 million in 1996. Net cash provided by operating activities in 1998 resulted primarily from a decrease in license fee receivable of $10.0 million, partially offset by a net loss of $20.0 million, which was offset by a noncash acquisition charge of $8.7 million. Net cash provided by operating activities in 1997 was primarily attributable to an increase of $29.2 million in deferred revenue, related primarily to the Microsoft license agreement, partially offset by a net loss of $15.1 million, an increase of $0.8 million in trade accounts receivable and an increase in license fee receivable of $10.0 million. Net cash used in operating activities in 1996 was primarily due to a net loss of $4.1 million and an increase in trade accounts receivable of $3.2 million, offset by increases in accounts payable of $2.6 million and deferred revenue of $2.3 million.

      Net cash used in investing activities of $25.5 million, $31.2 million, and $6.6 million in 1998, 1997 and 1996, respectively, was primarily related to net increases in short-term investments and purchases of equipment and leasehold improvements. Purchases of equipment and leasehold improvements have primarily related to supporting the increased number of employees.

      Net cash provided by financing activities of $6.5 million in 1998 primarily consisted of proceeds from the exercise of stock options and warrants. Net cash provided by financing activities of $71.9 million in 1997 was primarily from net proceeds from sales of preferred stock and net proceeds from the sale of common stock associated with our initial public offering. Net cash provided by financing activities of $20.4 million in 1996 was primarily due to net proceeds from sales of preferred stock.

      As of December 31, 1998, we had $103.5 million of cash and cash equivalents, short-term investments and restricted cash equivalents. As of December 31, 1998, our principal commitments consisted of obligations outstanding under operating leases and a $1.0 million note payable.

      During 1998, we entered into a lease agreement for our current corporate headquarters. The lease commenced on April 1, 1999 and expires in April 2001, with an option to renew the lease for either a three- or ten-year period. We are funding the tenant improvements in our headquarters, a portion of which may be financed through equipment leases.

      We do not hold derivative financial instruments or equity securities in our investment portfolio. Our cash equivalents and short-term investments consist of high quality securities, as specified in our investment policy guidelines. The policy limits the amount of credit exposure to any one issue or issuer to a maximum of 5% of the total portfolio and requires that all short-term investments mature in two years or less, with the average maturity being one year or less. These securities are subject to interest rate risk and will decrease in value if interest rates increase. If market interest rates were to increase immediately and uniformly by 10 percent from levels at December 31, 1998, the fair value of the portfolio would decline by an immaterial amount. Because we have historically held our fixed income investments until maturity, we would not expect our operating results or cash flows to be significantly affected by a sudden change in market interest rates on our securities portfolio.

      We conduct our operations in eight primary functional currencies: the United States dollar, the Japanese yen, the British pound, the French franc, the Euro, the Mexican Peso, the Brazilian Real and the German mark. Historically, neither fluctuations in foreign exchange rates nor changes in foreign economic conditions have had a significant impact on our financial condition or results of operations. We currently do not hedge our foreign currency exposures and are therefore subject to the risk of exchange rates. We invoice the customers of our international subsidiaries primarily in U.S. dollars, except in Japan, where we invoice our customers primarily in yen. We are exposed to foreign exchange rate fluctuations as the financial results of foreign subsidiaries are translated into U.S. dollars in consolidation. Our exposure to foreign exchange rate fluctuations also arises from intercompany payables and receivables to and from our foreign subsidiaries. Foreign exchange rate fluctuations did not have a material impact in 1998 and 1997.

      On January 1, 1999, the participating member countries of the European Union converted to a common currency, the Euro. On that same date they established fixed conversion rates between their existing sovereign currencies and the Euro. Even though legacy currencies are scheduled to remain legal tender in the participating countries as denominations of the Euro until January 1, 2002, the participating countries will no longer be able to direct independent interest rates for the legacy currencies. The authority to set monetary policy will not reside with the new European Central Bank. We do not anticipate any material impact from the Euro conversion on our financial information systems, which currently accommodate multiple currencies. Due to numerous uncertainties, we cannot reasonably estimate the effect that the Euro conversion issue will have on our pricing or market strategies or the impact, if any, it will have on our financial condition and results of operations.

      Since our inception, we have significantly increased our operating expenses. We currently anticipate that we will continue to experience significant growth in our operating expenses for the foreseeable future and that our operating expenses will be a material use of our cash resources. We believe that our current cash, cash equivalents and short-term investments will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at lease the next 12 months.


MICROSOFT RELATIONSHIP

      In June 1997, we entered into a strategic agreement with Microsoft pursuant to which we granted Microsoft a nonexclusive license to certain substantial elements of the source code of our RealAudio/RealVideo Version 4.0 technology and related RealNetworks trademarks for a license fee of $30.0 million. We are recognizing revenue related to the agreement ratably over the three-year term of our ongoing obligations. Microsoft may sublicense its rights to the licensed source code to third parties under certain conditions without further compensation to RealNetworks. In addition, Microsoft was granted an option to receive two additional deliveries of updated versions of the source code, which was not exercised and has since expired. Under certain conditions, if we license our source code to a third party, the agreement provides for a partial refund of the license fee paid by Microsoft, based on a declining scale over the three-year term of the agreement.

YEAR 2000 COMPLIANCE

      The "Year 2000" problem exists because many existing computer programs use only the last two digits to refer to a year. As a result, date-sensitive computer programs may not be able to distinguish whether a two-digit date designated as "00" refers to 1900 or 2000. This problem could cause system failures or the creation of wrong information and disrupt our operations.

      We developed a phased plan to achieve Year 2000 compliance for our internal processing and operational systems and the current versions of our software products. During the first quarter of 1999, we assessed the state of our internal and external Year 2000 compliance. We developed and tested a plan to correct problems found during the assessment. During the third quarter of 1999, we implemented this remediation plan, consisting of upgrading and replacement of certain product versions, if necessary, and testing them for compliance.

      We have publicly made Year 2000 readiness disclosures stating that the current versions of our products are "Year 2000 compliant." "Year 2000 compliant" means that software products and systems are able to function properly before, during and after the year 2000 without loss of functionality due to date changes. This assurance assumes that:

      - our products are configured and used in accordance with the related documentation;

      - the underlying operating system of the host machine for our products and any other software used with or in such host machine are also Year 2000 compliant; and

      - all other products, whether hardware, software, or firmware, used with one of our products properly exchange data with it.

      To date we have not experienced any material adverse affects with respect to our products, material services and supplies from third parties on which we rely or our internal systems as a result of the Year 2000 problem. We will continue to monitor the operation of our products and internal systems as well as the services and supplies we receive from third parties to identify any Year 2000 effects that occur in the future.

FACTORS THAT MAY AFFECT OUR BUSINESS, FUTURE OPERATING RESULTS
AND FINANCIAL CONDITION

        In addition to reviewing other information in this prospectus and our Annual Report on Form 10-K and the other documents incorporated herein by reference, you should consider carefully the following factors in evaluating us and our business before purchasing shares of our common stock.

POTENTIAL ACQUISITIONS INVOLVE RISKS WE MAY NOT ADEQUATELY ADDRESS

        The failure to adequately address the financial and operational risks raised by acquisitions of technology and businesses could harm our business. We have acquired complementary technologies and businesses in the past, and intend to do so in the future. Financial risks related to acquisitions include:

        -   potentially dilutive issuances of equity securities;

        -   use of cash resources;

        -   the incurrence of additional debt and contingent liabilities;

        -   large write-offs; and

        - amortization expenses related to goodwill and other intangible assets.

        Acquisitions also involve operational risks, including:

        - difficulties in assimilating the operations, products, technology, information systems and personnel of the acquired company;

        -   diversion of management's attention from other business concerns;

        - impairment of relationships with our employees, affiliates, advertisers and content providers;

        - inability to maintain uniform standards, controls, procedures and policies;

        - the assumption of known and unknown liabilities of the acquired company;

        -   entrance into markets in which we have no direct prior experience;
            and

        -   loss of key employees of the acquired company.

        In August 1999, we acquired Xing Technology Corporation, an MP3 software developer, in a transaction that was accounted for as a pooling of interests. We may not be able to account for future acquisitions as a pooling of interests, which could harm our operating results. In January 2000, we acquired NetZip, Inc., a developer and marketer of download management software, in a transaction that was accounted for using the purchase method of accounting. We may not adequately integrate these or any future acquisitions. The NetZip transaction poses particular integration risks because NetZip has been based in Atlanta, Georgia, and we plan to relocate its operations to Seattle, Washington.

WE HAVE A LIMITED OPERATING HISTORY, WHICH MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS

We were incorporated in February 1994 and have a limited operating history. We have limited financial results on which you can assess our future success. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by growing companies in new and rapidly evolving markets, such as streaming media software, media delivery systems and electronic commerce.

To address the risks and uncertainties we face, we must:

        - establish and maintain broad market acceptance of our products and services and convert that acceptance into direct and indirect sources of revenues;

        -  maintain and enhance our brand name;

        - continue to timely and successfully develop new products, product features and services and increase the functionality and features of existing products;

        -  successfully respond to competition from Microsoft and others; and

        - develop and maintain strategic relationships to enhance the distribution, features and utility of our products and services.

        Our business strategy may be unsuccessful and we may be unable to address the risks we face in a cost-effective manner, if at all. Our inability to successfully address these risks will harm our business.

WE HAVE A HISTORY OF LOSSES AND MAY NOT MAINTAIN PROFITABILITY

        We have incurred significant losses since our inception and we may never sustain or increase profitability. As of December 31, 1999, we had an accumulated deficit of approximately $34.9 million. We devote significant resources to developing, enhancing, selling and marketing our products and services. As a result, we will need to generate significant revenues to maintain profitability. We may not continue our historical growth or generate sufficient revenues to sustain or increase profitability on a quarterly or annual basis in the future.

OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY

As a result of our limited operating history and the rapidly changing nature of the markets in which we compete, our quarterly and annual revenues and operating results are likely to fluctuate from period to period. These fluctuations may be caused by a number of factors, many of which are beyond our control. These factors include the following, as well as others discussed elsewhere in this section:

        - how and when we introduce new products and services and enhance our existing products and services;

        - the timing and success of our brand-building and marketing campaigns;

        -   our ability to establish and maintain strategic relationships;

        -   our ability to attract, train and retain key personnel;

        -   the demand for Internet advertising and sponsorships;

        -   the emergence and success of new and existing competition;

        - varying operating costs and capital expenditures related to the expansion of our business operations and infrastructure, domestically and internationally, including the hiring of new employees;

        - technical difficulties with our products, system downtime, system failures or interruptions in Internet access;

        -   costs related to the acquisition of businesses or technology; and

        -   costs of litigation and intellectual property protection.

In addition, because the market for our products and services is relatively new and rapidly changing, it is difficult to predict future financial results. Our research and development and sales and marketing efforts, and business expenditures generally, are partially based on predictions regarding certain developments for media delivery. To the extent that these predictions prove inaccurate, our revenues and operating expenses may fluctuate.

For these reasons, you should not rely on period-to-period comparisons of our financial results as indications of future results. Our future operating results could fall below the expectations of public market analysts or investors and significantly reduce the market price of our common stock. Fluctuations in our operating results will likely increase the volatility of our stock price.

WE MAY BE UNABLE TO SUCCESSFULLY COMPETE WITH MICROSOFT AND OTHER COMPANIES IN THE MEDIA DELIVERY MARKET

        The market for software and services for media delivery over the Internet is relatively new, constantly changing and intensely competitive. As media delivery evolves into a central component of the Internet experience, more companies are entering the market for, and expending increasing resources to develop, media delivery software and services. We expect that competition will continue to intensify.

        Many of our current and potential competitors have longer operating histories, greater name recognition, more employees and significantly greater financial, technical, marketing, public relations and distribution resources than we do. In addition, new competitors with potentially unique or more desirable products or services are arising all the time. The competitive environment may require us to make changes in our products, pricing, licensing, services or marketing to maintain and extend our current brand and technology franchise. Price concessions or the emergence of other pricing or distribution strategies of competitors may diminish our revenues, impact our margins or lead to a reduction in our market share, any of which will harm our business.

        We believe that the primary competitive factors in the media delivery market include:

        -   the quality and reliability of the overall media delivery solution;

        - access to distribution channels necessary to achieve broad distribution and use of products;

        - the availability of content for delivery over the Internet and access to necessary intellectual property rights;

        - the ability to license or develop and support secure formats for digital media delivery, particularly music and video;

        - the ability to license and support popular and emerging media formats for digital media delivery, particularly music and video, in a market where competitors may control the intellectual property rights for these formats;

        - the size of the active audience for streaming and digital media and its appeal to content providers and advertisers;

        - features for creating, editing and adapting content for the Internet;

        -   ease of use and interactive user features in products;

        -   ease of finding and accessing content over the Internet;

        - scalability of streaming media and media delivery technology and cost per user;

        -   pricing and licensing terms;

        -   compatibility with new and existing media formats;

        - compatibility with the user's existing network components and software systems; and

        - challenges caused by bandwidth constraints and other limitations of the Internet infrastructure.

Our failure to adequately address any of the above factors could harm our business strategy and operating results.

        Microsoft is a principal competitor in the development and distribution of streaming media and media distribution technology. Microsoft currently competes with us in the market for streaming media server and player software and has announced its intent to compete in the market for digital distribution of media. Microsoft's commitment to and presence in the media delivery industry has increased and Microsoft will continue to increase competitive pressure in the overall market for streaming media and media distribution.

        Microsoft distributes its competing streaming media server and tools products by bundling them with its Windows NT servers at no additional charge and by making them available for download from its website for free. While we also provide free downloads of certain of our products, including players, servers and tools, Microsoft's practices have caused, and may continue to cause, pricing pressure on our products. These practices could lead to longer sales cycles, decreased sales and reduced market share. In addition, we believe that Microsoft has used and may be able to use its monopoly position in the computer industry and its financial resources to secure preferential or exclusive distribution and bundling contracts for its streaming media products with third parties such as Internet service providers (ISPs), online service providers, content providers, entertainment companies, media companies, broadcasters, value added resellers (VARs) and original equipment manufacturers (OEMs), including third parties with whom we have relationships. In addition, Microsoft invests significant sums of money in certain of our current and potential customers, which may cause such customers to stop using or reduce their use of our products and services. Such arrangements, together with Microsoft's aggressive marketing of Windows NT and of its streaming media products, may reduce our share of the streaming media market.

        Microsoft's Windows Media Player competes with our RealPlayer products. The Windows Media Player is available for download from Microsoft's website for free, and is bundled by Microsoft with its Windows 98 operating system and with its Web browser, Internet Explorer. In addition, Microsoft has bundled certain audio capabilities into a radio toolkit for Internet Explorer 5.0, its latest Web browser. Internet Explorer 5.0 includes Web Events, which provides links to multimedia content on the Internet, especially content in Microsoft's streaming media formats. We expect the Windows Media Player to be bundled with new versions of Windows to be released this year. We expect that by leveraging its monopoly position in operating systems and tying streaming media into its operating system and its browser, Microsoft will distribute substantially more copies of the Windows Media Player in the future than it has in the past and may be able to attract more users to its streaming media products. Currently, our RealPlayer has a high degree of market penetration: we have over 95 million unique registered users and estimate that more than 85% of all Web content that uses streaming media does so using our technology. Our market position will be difficult to sustain, particularly in light of Microsoft's efforts and dominant position in operating systems. In addition, Microsoft has invested in certain digital distribution technologies that compete with RealJukebox, such as the MusicMatch Jukebox. Microsoft bundles the MusicMatch Jukebox with the Microsoft Windows 98 Second Edition operating system. The MusicMatch Jukebox supports the Windows Media format, but not RealSystem G2 formats. Microsoft also supports and promotes other third party products competitive to our products. We expect Microsoft and other competitors to devote significantly greater resources to product development in the jukebox and digital media categories. In addition, it may be difficult or impossible for us to license the Windows Media format for use in our RealPlayer and RealJukebox products on terms equivalent to those offered to our competitors who do support the Windows Media format, or on any terms at all, which may harm the demand for and market for the RealPlayer and RealJukebox products.

        In addition to Microsoft, we face increasing competition from other companies that are developing and marketing streaming media products. Apple Computer has introduced the QuickTime streaming media technology, including a free media player and a free streaming media server, and has made available free source code to the server under the conditions of their license agreement. We expect that Apple Computer will devote more resources to developing and marketing streaming media systems, and will seek to compete more vigorously with us in the marketplace. Other competitors include Cisco Systems/Precept Software, PictureTel/Starlight Networks and Oracle Corporation. As more companies enter the market with products that compete with our servers, players and tools, the competitive landscape could change rapidly to our disadvantage.

        We do not believe that clear standards have emerged with respect to non-PC wireless and cable-based systems. Likewise, no one company has gained a dominant position in the mobile device market. However, certain products and services in these markets support our technology, and certain support our competitors' technology, especially Microsoft, which can use its monopoly position in the operating system business and other financial resources to gain access to these markets, potentially to the exclusion of us. Other companies' products and services or new standards may emerge in any of these areas, which could reduce demand for our products or render them obsolete.

        In addition, our streaming media and media delivery products face competition from non-streaming, "fast download" media delivery technologies such as AVI, QuickTime and MP3. Other fast download or non-streaming IP-based content distribution methods are likely to emerge and could compete with our products and services, which could harm our business.

WE MAY BE UNABLE TO SUCCESSFULLY COMPETE IN OTHER PARTS OF OUR BUSINESS

        Media Hosting. Our media hosting service, the Real Broadcast Network, competes with a variety of companies that provide streaming media hosting services. These companies include Yahoo Broadcast Services (formerly Broadcast.com), Intervu and emerging broadcast networks such as CMGI's Magnitude Network, Enron Communications, GlobalMedia and Microcast. We may not establish or sustain our competitive position in this market segment. Some media hosting competitors are also customers on whom we rely to help drive product download traffic to our website through their broadcast events.

        Website Destinations, Content and Advertising. While Internet advertising revenues across the industry continue to grow, the number of websites competing for advertising revenues is also growing. Our websites, including Real.com, RealNetworks.com, Film.com and LiveConcerts.com, compete for user traffic and Internet advertising revenues with a wide variety of websites, Internet portals and ISPs. In particular, aggregators of audio, video and other media, such as Yahoo Broadcast Services and Microsoft's Web Events, compete with our RealGuide. We also compete with traditional media such as television, radio and print for a share of advertisers' total advertising budgets. Our advertising sales force and infrastructure are still in early stages of development relative to those of our competitors. We cannot be certain that advertisers will place advertising with us or that revenues derived from such advertising will be meaningful. If we lose advertising customers, fail to attract new customers, are forced to reduce advertising rates or otherwise modify our rate structure to retain or attract customers, or if we lose website traffic, our business could be harmed.

        Electronic Commerce. The electronic commerce features of our websites compete with a variety of other websites for consumer traffic. To compete successfully in the electronic commerce market, we must attract sufficient traffic to our websites by offering high-quality, competitively priced, desirable merchandise in a compelling, easy-to-purchase format. In addition, we must successfully leverage our existing user base to develop the market for our products and services. We may not compete successfully in the growing and rapidly changing market for electronic commerce. Our failure to do so could harm our business.

        Increased competition may result in price reductions, reduced margins, loss of market share, loss of customers, and a change in our business and marketing strategies, any of which could harm our business.

WE MAY NOT BE SUCCESSFUL IN THE MARKET FOR DOWNLOADABLE MEDIA AND LOCAL MEDIA DELIVERY

        In May 1999, we announced the RealSystem MP, a digital music architecture enabling integration with a wide range of Internet services and hardware devices. In May 1999, we released RealJukebox, our client software based on the RealSystem MP. These products represent an extension of our business into downloadable media and local media delivery, which is a substantial evolution from our historical focus on streaming media products and services. We do not yet know whether there is a sustainable market for products such as RealSystem MP and RealJukebox. Even if that market exists, we may be unable to develop a revenue model or sufficient demand to take advantage of the market opportunity.

        While over 22 million copies of RealJukebox have been downloaded since its beta release on May 3, 1999, and over 250,000 copies of RealJukebox Plus have been sold since its introduction in September 1999, it is too soon to determine if RealJukebox will be widely received in the marketplace. There are now a number of competitive products on the market that offer certain of the features that RealJukebox offers such as WinAmp Player, MusicMatch Jukebox, Liquid Audio Player, and a2b Player. In addition, given the size and importance of the general market for music distribution, competitors will likely release products that directly compete with RealJukebox, which could harm our business. Even if RealJukebox achieves widespread market acceptance, it may not achieve a high level of use, which would lead to a low rate of upgrade sales and electronic commerce opportunities. Our inability to achieve widespread acceptance for RealSystem MP and RealJukebox or to create new revenue streams from new market segments could harm our business.

        RealJukebox allows users to record and play back music in a variety of technical formats, including RealAudio G2, MP3, Liquid Audio and a2b. However, technical formats and consumer preferences evolve very rapidly, and we may be unable to adequately address consumer preferences or fulfill the market demand to the extent it exists. In addition, RealJukebox does not now support the Windows Media format, which some of our competitors support, and which some consumers may prefer.

        We have had long-term relationships with recording companies, including major record labels, many of which offer their streaming content in our formats. However, recording companies, including those with whom we have a relationship, may be uncomfortable with some features of RealJukebox. As a result, some record companies may decide to withhold content from RealJukebox, or refrain from or delay participating in promotional opportunities with respect to RealJukebox.

        RealJukebox is intended to allow users of the product to acquire, record, play back and manage music for their personal use. It is possible for a user of RealJukebox to elect not to use the copyright-protection features it contains and then violate the intellectual property rights of artists and recording companies by engaging in an unauthorized distribution of music. The laws governing the recording, distribution and performance of digital music are new and largely untested. While we believe we have developed RealJukebox to comply with U.S. copyright laws, a court may find us in violation of these laws. Similar action or other litigation in the United States or abroad directed at us could harm our business, even if such litigation were entirely without merit. In addition, we may be required to pay royalties associated with the digital distribution and performance of music, which could adversely impact our financial results.

WE MAY NOT SUCCESSFULLY DEVELOP NEW PRODUCTS AND SERVICES

        Our growth depends on our ability to continue to develop leading edge media delivery and digital distribution products and services. Our business and operating results would be harmed if we fail to develop products and services that achieve widespread market acceptance or that fail to generate significant revenues to offset development costs. We may not timely and successfully identify, develop and market new product and service opportunities. If we introduce new products and services, they may not attain broad market acceptance or contribute meaningfully to our revenues or profitability.

        Because the markets for our products and services are rapidly changing, we must develop new offerings quickly. We have experienced development delays and cost overruns in our development efforts in the past and we may encounter such problems in the future. Delays and cost overruns could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements. Our products also may contain undetected errors that could cause increased development costs, loss of revenues, adverse publicity, reduced market acceptance of the products or lawsuits by customers.

WE RELY ON CONTENT PROVIDED BY THIRD PARTIES TO INCREASE MARKET ACCEPTANCE OF OUR PRODUCTS

        If third parties do not develop or offer compelling content to be delivered over the Internet, our business will be harmed and our products may not achieve or sustain broad market acceptance. We rely on third-party content providers, such as radio and television stations, record labels, media companies, websites and other companies, to develop and offer content in our formats that can be delivered using our server products and played back using our player products. While we have a number of short-term agreements with third parties to provide content from their websites in our formats, most third parties are not obligated to develop or offer content using our technology. In addition, some third parties have entered into and may in the future enter into agreements with our competitors, principally Microsoft, to develop or offer all or a substantial portion of their content in our competitors' formats. Microsoft has more resources to secure preferential and even exclusive relationships with content providers. There could be less demand for and use of our products if Microsoft or another competitor were to secure preferential or exclusive relationships with the leading broadcasters, record companies or websites. We cannot guarantee that third-party content providers will continue to rely on our technology or offer compelling content in our formats to encourage and sustain broad market acceptance of our products. Their failure to do so would harm our business.

        As we move into the market for digital distribution of media and local media playback, our success depends on the availability of third-party content, especially music, that users of our RealJukebox product can lawfully and easily access, record and play back. Our product may not achieve or sustain market acceptance if third parties are unwilling to offer their content for free download or purchase by users of RealJukebox. Current concerns regarding the secure distribution of music over the Internet are causing content owners to delay or refuse to make content available for distribution. Competitors could secure exclusive distribution relationships with such content providers, which would harm our business.

WE DEPEND ON KEY PERSONNEL WHO MAY LEAVE US AT ANY TIME

        Our success substantially depends on the continued employment of our executive officers and key employees, particularly Robert Glaser, our chairman of the board and chief executive officer. The loss of the services of Mr. Glaser or any of our other executive officers or key employees could harm our business. None of our executive officers has a contract that guarantees employment. Other than the $2 million insurance policy on the life of Mr. Glaser, we do not maintain "key person" life insurance policies.

OUR FAILURE TO ATTRACT, TRAIN OR RETAIN HIGHLY QUALIFIED PERSONNEL COULD HARM OUR BUSINESS

        Our success also depends on our ability to attract, train and retain qualified personnel, specifically those with management and product development skills. In particular, we must hire additional skilled software engineers to further our research and development efforts. Competition for such personnel is intense, particularly in high-technology centers such as the Pacific Northwest. In making employment decisions, particularly in the Internet and high-technology industries, job candidates often consider the value of stock options they may receive in connection with their employment. As a result of recent volatility in our stock price, we may be disadvantaged in competing with companies that have not experienced similar volatility or that have not yet sold their stock publicly. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business could be harmed

WE MAY NOT SUCCESSFULLY MANAGE OUR GROWTH

        We cannot successfully implement our business model if we fail to manage our growth. We have rapidly and significantly expanded our operations domestically and internationally and anticipate further expansion to take advantage of market opportunities. We have increased the number of our full-time employees from 325 on January 1, 1998 to 648 on December 31, 1999. Managing this substantial expansion has placed a significant strain on our management, operational and financial resources. If our growth continues, we will need to continue to improve our financial and managerial control and reporting systems and procedures.

        We are in the process of implementing new management information software systems. This will affect many aspects of our business, including our accounting, operations, electronic commerce, customer service, purchasing, sales and marketing functions. The purchase, implementation and testing of these systems has resulted, and will result, in significant capital expenditures and could disrupt our day-to-day operations. If these systems are not implemented as expected, our ability to provide products and services to our customers on a timely basis will suffer and delays in the recording and reporting of our operating results could occur.

THE GROWTH OF OUR BUSINESS DEPENDS ON THE INCREASED USE OF THE INTERNET FOR COMMUNICATIONS, ELECTRONIC COMMERCE AND ADVERTISING

        The growth of our business depends on the continued growth of the Internet as a medium for communications, electronic commerce and advertising. Our business will be harmed if Internet usage does not continue to grow, particularly as a source of media information and entertainment and as a vehicle for commerce in goods and services. Our success also depends on the efforts of third parties to develop the infrastructure and complementary products and services necessary to maintain and expand the Internet as a viable commercial medium. The Internet may not be accepted as a viable commercial medium for broadcasting multimedia content or media delivery for a number of reasons, including:

        - potentially inadequate development of the necessary infrastructure to accommodate growth in the number of users and Internet traffic;

        - lack of acceptance of the Internet as a medium for distributing streaming media content or for media delivery;

        -   unavailability of compelling multimedia content;

        -   inadequate commercial support for Web-based advertising; and

        - delays in the development or adoption of new technological standards and protocols or increased governmental regulation, which could inhibit the growth and use of the Internet.

        In addition, we believe that other Internet-related issues, such as security, reliability, cost, ease of use and quality of service, remain largely unresolved and may affect the amount of business that is conducted over the Internet.

        If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by such growth, specifically the demands of delivering high-quality media content. As a result, its performance and reliability may decline. In addition, websites have experienced interruptions in service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays occur frequently in the future, Internet usage, as well as the usage of our products, services and websites, could grow more slowly or decline.

CHANGES IN NETWORK INFRASTRUCTURE, TRANSMISSION METHODS AND BROADBAND TECHNOLOGIES POSE RISKS TO OUR BUSINESS

        We believe that increased Internet use may depend on the availability of greater bandwidth or data transmission speeds (also known as broadband transmission). If broadband access becomes widely available, we believe it presents both a substantial opportunity and a significant business challenge for us. Internet access through cable television set-top boxes, digital subscriber lines or wireless connections could dramatically reduce the demand for our products and services by utilizing alternate technology that more efficiently transmits data. This could harm our business as currently conducted.

        Development of products and services for a broadband transmission infrastructure involves a number of additional risks, including:

        -   changes in content delivery methods and protocols;

        - the availability of compelling content that takes advantage of broadband access and helps drive market acceptance of our products and services;

        - the emergence of new competitors, such as traditional broadcast and cable television companies, which have significant control over access to content, substantial resources and established relationships with media providers;

        - the development of relationships by our current competitors with companies that have significant access to or control over the broadband transmission infrastructure or content;

        - the need to establish new relationships with non-PC based providers of broadband access, such as providers of television set-top boxes and cable television, some of which may compete with us; and

        - the general risks of new product and service development, including the challenges to develop error-free products and enhancements, develop compelling services and achieve market acceptance for these products and services.

        We depend on the efforts of third parties to develop and provide a successful infrastructure for broadband transmission. Even if broadband access becomes widely available, heavy use of the Internet may negatively impact the quality of media delivered through broadband connections. If these third parties experience delays or difficulties establishing a widespread broadband transmission infrastructure or if heavy usage limits the broadband experience, the release of our broadband products and services could be delayed. Even if a broadband transmission infrastructure is developed for widespread use, our products and services may not achieve market acceptance or generate sufficient revenues to offset our development costs.

WE COULD LOSE STRATEGIC RELATIONSHIPS THAT ARE ESSENTIAL TO OUR BUSINESS

        The loss of certain current strategic relationships, the inability to find other strategic partners or the failure of our existing relationships to achieve meaningful positive results for us could harm our business. We rely in part on strategic relationships to help us:

        -   maximize adoption of our products through distribution arrangements;

        - increase the amount and availability of compelling media content on the Internet to help boost demand for our products and services;

        -   enhance our brand;

        -   expand the range of commercial activities based on our technology;

        - expand the distribution of our streaming media content without a degradation in fidelity; and

        -   increase the performance and utility of our products and services.

        Many of these goals are beyond our traditional strengths. We anticipate that the efforts of our strategic partners will become more important as the multimedia experience over the Internet matures. For example, we may become more reliant on strategic partners to provide multimedia content, provide more secure and easy-to-use electronic commerce solutions and build out the necessary infrastructure for media delivery. We may not be successful in forming strategic relationships. In addition, the efforts of our strategic partners may be unsuccessful. Furthermore, these strategic relationships may be terminated before we realize any benefit.

OUR INDUSTRY IS EXPERIENCING CONSOLIDATION THAT MAY INTENSIFY COMPETITION

The Internet industry has recently experienced substantial consolidation and a proliferation of strategic transactions. We expect this consolidation and strategic partnering to continue. Acquisitions or strategic relationships could harm us in a number of ways. For example:

        - competitors could acquire or partner with companies with which we have strategic relationships and discontinue our relationship, resulting in the loss of distribution opportunities for our products and services or the loss of certain enhancements or value-added features to our products and services;

        - competitors could obtain exclusive access to desirable multimedia content and prevent that content from being available in our formats, thus decreasing the use of our products and services to distribute and experience the content that audiences most desire, and hurting our ability to attract advertisers to our websites and product offerings;

        - a competitor could be acquired by a party with significant resources and experience that could increase the ability of the competitor to compete with our products and services; and

        - other companies with related interests could combine to form new, formidable competition, which could preclude us from obtaining access to certain markets or content, or which could dramatically change the market for our products and services.

        Announcements and consolidations that could affect our business include:

        - Microsoft's strategic investments in broadband initiatives, including its $5 billion investment in AT&T;

        - AT&T's acquisition of TCI and its proposed acquisition of MediaOne Communications;

        -   At Home's acquisition of Excite;

        -   Yahoo!'s acquisitions of Broadcast.com and GeoCities;

        - The Walt Disney Company's recent combination of its Internet assets with, and acquisition of a majority ownership of, Infoseek, to create a single business called Go.com;

        - NBC's merger of its Internet assets withXOOM.com, Inc. and Snap.com, a subsidiary of CNET; and

        - AOL's recent announcement that it intends to acquire Time-Warner, and Time-Warner's announcement that it intends to form a joint venture with EMI Music.

OUR BUSINESS WILL SUFFER IF OUR SYSTEMS FAIL OR BECOME UNAVAILABLE

        A reduction in the performance, reliability and availability of our websites and network infrastructure will harm our ability to distribute our products and services to our users, as well as our reputation and ability to attract and retain users, customers, advertisers and content providers. Our revenues depend in large part on the number of users that download our products from our websites and access the content services on our websites. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events. Our systems are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. Our computer and communications infrastructure is located at a single leased facility in Seattle, Washington. We do not have fully redundant systems or a formal disaster recovery plan, and we do not carry adequate business interruption insurance to compensate us for losses that may occur from a system outage.

        Our electronic commerce and digital distribution activities are managed by sophisticated software and computer systems. We may encounter delays in developing these systems, and the systems may contain undetected errors that could cause system failures. Any system error or failure that causes interruption in availability of products or content or an increase in response time could result in a loss of potential or existing business services customers, users, advertisers or content providers. If we suffer sustained or repeated interruptions, our products, services and websites could be less attractive to such entities or individuals and our business would be harmed.

        A sudden and significant increase in traffic on our websites could strain the capacity of the software, hardware and telecommunications systems that we deploy or use. This could lead to slower response times or system failures. Our operations also depend on receipt of timely feeds from our content providers, and any failure or delay in the transmission or receipt of such feeds could disrupt our operations. We depend on Web browsers, ISPs and online service providers to provide Internet users access to our websites. Many of these providers have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. In addition, certain ISPs have temporarily interrupted our website operations in response to the heavy volume of e-mail transmission we generate and send to our large user base. These types of interruptions could continue or increase in the future.

OUR NETWORK IS SUBJECT TO SECURITY RISKS THAT COULD HARM OUR REPUTATION AND EXPOSE US TO LITIGATION OR LIABILITY

        Online commerce and communications depend on the ability to transmit confidential information securely over public networks. Any compromise of our ability to transmit confidential information securely, and costs associated with preventing or eliminating any problems, could harm our business. Online transmissions are subject to a number of security risks, including:

        - our own or licensed encryption and authentication technology may be compromised, breached or otherwise be insufficient to ensure the security of customer information;

        - we could experience unauthorized access, computer viruses, system interference or destruction, and other disruptive problems, whether intentional or accidental;

        - a third party could circumvent our security measures and misappropriate our, our partners' and our customer's proprietary information or interrupt operations; and

        - credit card companies could restrict online credit card transactions.

        The occurrence of any of these or similar events could damage our reputation and expose us to litigation or liability. We may also be required to expend significant capital or other resources to protect against the threat of security breaches or to alleviate problems caused by such breaches.

OUR INTERNATIONAL OPERATIONS INVOLVE RISKS

        We operate subsidiaries in Australia, England, France, Germany, Japan, Mexico, Brazil and Hong Kong, and market and sell products in several other countries. For the year ended December 31, 1999, approximately 23% of our revenues, excluding revenues derived from our license agreement with Microsoft, were derived from international operations. We are subject to the normal risks of doing business internationally, as well as risks specific to Internet-based companies in foreign markets. These risks include:

        - delays in the development of the Internet as a broadcast, advertising and commerce medium in international markets;

        - difficulties in managing operations due to distance, language and cultural differences, including issues associated with establishing management systems infrastructures in individual markets;

        -   unexpected changes in regulatory requirements;

        - export and import restrictions, including those restricting the use of encryption technology;

        -   tariffs and trade barriers and limitations on fund transfers;

        -   difficulties in staffing and managing foreign operations;

        - longer payment cycles and problems in collecting accounts receivable;

        -   potential adverse tax consequences;

        -   exchange rate fluctuations;

        - increased risk of piracy and limits on our ability to enforce our intellectual property rights; and

        -   other legal and political risks.

        Any of these factors could harm our business. We do not currently hedge our foreign currency exposures.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS

        Our inability to protect our proprietary rights, and the costs of doing so, could harm our business. Our success and ability to compete partly depend on the superiority, uniqueness or value of our technology, including both internally developed technology and technology licensed from third parties. To protect our proprietary rights, we rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions. Despite our efforts to protect our proprietary rights, unauthorized parties may copy or infringe aspects of our technology, products, services or trademarks, or obtain and use information we regard as proprietary. Our proprietary rights may be especially difficult to protect in foreign countries, where unrelated third parties may have registered our domain names and trademarks under their own names in an attempt to prevent us from using the domain names and trademarks in those countries without paying them a significant sum of money. This could prevent us from using our valuable brands in those countries, and reduce the value of our intellectual property. In addition, others may independently develop technologies that are similar or superior to ours, which could reduce the value of our intellectual property.

        Companies in the computer industry have frequently resorted to litigation regarding intellectual property rights. We may have to litigate to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties' proprietary rights. From time to time, other parties' proprietary rights, including patent rights, have come to our attention and on several occasions we have received notice of claims of infringement of other parties' proprietary rights, and we may receive such notices in the future.

        In August 1998, Venson M. Shaw and Steven M. Shaw filed a lawsuit against us and co-defendant Broadcast.com in the United States District Court for the Northern District of Texas--Dallas Division. The plaintiffs allege that we, individually and in combination with Broadcast.com, infringe on a certain patent by making, using, selling and/or offering to sell software products and services directed to media delivery systems for the Internet and corporate intranets. The plaintiffs seek to enjoin us from the alleged infringing activity and to recover damages in an amount no less than a reasonable royalty. We believe the allegations are without merit and intend to vigorously defend ourselves against these claims. However, litigation is inherently uncertain, and we may be unable to successfully defend ourselves against this claim.

        From time to time we receive claims and inquiries from third parties alleging that our internally developed technology or technology we license from third parties may infringe the third parties' proprietary rights. We are now investigating several of such pending claims. We could be required to spend significant amounts of time and money to defend ourselves against such claims. If any of these claims were to prevail, we could be forced to pay damages, comply with injunctions, or stop distributing our products while we re-engineer them or seek licenses to necessary technology, which might not be available on reasonable terms. We could also be subject to claims for indemnification resulting from infringement claims made against our customers and strategic partners, which could increase our defense costs and potential damages. Any of these events could harm our business.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES

        Few existing laws or regulations specifically apply to the Internet, other than laws and regulations generally applicable to businesses. Certain U.S. export controls and import controls of other countries, including controls on the use of encryption technologies, may apply to our products. However, it is likely that a number of laws and regulations may be adopted in the United States and other countries with respect to the Internet. These laws may relate to areas such as content issues (such as obscenity, indecency and defamation), copyright and other intellectual property rights, encryption, use of key escrow data, caching of content by server products, electronic authentication or "digital signatures," personal privacy, advertising, taxation, electronic commerce liability, e-mail, network and information security and the convergence of traditional communication services with Internet communications, including the future availability of broadband transmission capability. Other countries and political organizations are likely to impose or favor more and different regulation than that which has been proposed in the United States, thus furthering the complexity of regulation. The adoption of such laws or regulations, and uncertainties associated with their validity and enforcement, may affect the available distribution channels for and costs associated with our products and services, and may affect the growth of the Internet. Such laws or regulations may therefore harm our business.

        We do not know for certain how existing laws governing issues such as property ownership, copyright and other intellectual property issues, taxation, illegal or obscene content, retransmission of media and personal privacy and data protection apply to the Internet. The vast majority of such laws were adopted before the advent of the Internet and related technologies and do not address the unique issues associated with the Internet and related technologies. Most of the laws that relate to the Internet have not yet been interpreted. Changes to or the interpretation of these laws could:

        -   limit the growth of the Internet;

        - create uncertainty in the marketplace that could reduce demand for our products and services;

        -   increase our cost of doing business;

        - expose us to significant liabilities associated with content available on our websites or distributed or accessed through our products or services;

        - lead to increased product development costs, or otherwise harm our business; or

        - decrease the rate of growth of our user base and limit our ability to effectively communicate with and market to our user base.

        On October 28, 1998, the Digital Millennium Copyright Act (DMCA) was enacted. The DMCA includes statutory licenses for the performance of sound recordings and for the making of recordings to facilitate transmissions. Under these statutory licenses, we and our broadcast customers will be required to pay licensing fees for sound recordings we deliver in original and archived programming and through retransmissions of radio broadcasts. The DMCA does not specify the rate and terms of the licenses, which will be determined either through voluntary inter-industry negotiations or arbitration. We will soon engage in arbitration with the Recording Industry Association of America to determine what, if any, licensee fee should be paid. Depending on the rates and terms adopted for the statutory licenses, our business could be harmed both by increasing our own cost of doing business, as well as by increasing the cost of doing business for our customers.

        The Child Online Protection Act and the Child Online Privacy Protection Act (COPPA) were enacted in October 1998. The COPPA impose civil and criminal penalties on persons distributing material harmful to minors (e.g., obscene material) over the Internet to persons under the age of 17, or collecting personal information from children under the age of 13. We do not knowingly collect and disclose personal information from such minors. The manner in which the COPPA may be interpreted and enforced cannot be fully determined, and future legislation similar to the COPPA could subject us to potential liability, which in turn could harm our business. Such laws could also damage the growth of the Internet generally and decrease the demand for our products and services.

SHAREHOLDERS MAY BE UNABLE TO EXERCISE CONTROL BECAUSE MANAGEMENT OWNS A LARGE PERCENTAGE OF OUR STOCK

        As of December 31, 1999, our executive officers, directors and affiliated persons beneficially own approximately 47.7% of our common stock. Robert Glaser, our chief executive officer and chairman of the board, beneficially owns approximately 36.4% of our common stock. As a result, our executive officers, directors and affiliated persons will have significant influence to:

        -   elect or defeat the election of our directors;

        - amend or prevent amendment of our articles of incorporation or bylaws;

        - effect or prevent a merger, sale of assets or other corporate transaction; and

        - control the outcome of any other matter submitted to the shareholders for vote.

        Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of RealNetworks, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

PROVISIONS OF OUR CHARTER DOCUMENTS, SHAREHOLDER RIGHTS PLAN AND WASHINGTON LAW COULD DISCOURAGE OUR ACQUISITION BY A THIRD PARTY

        Our articles of incorporation provide for a strategic transaction committee of the board of directors currently comprised of Messrs. Glaser, Breyer and Kapor. Without the prior approval of this committee, and subject to certain limited exceptions, the board of directors does not have the authority to:

        -   adopt a plan of merger;

        -   authorize the sale, lease, exchange or mortgage of:

            - (A) assets representing more than 50% of the book value of our assets prior to the transaction; or

            - (B) any other asset or assets on which our long-term business strategy is substantially dependent;

        -   authorize our voluntary dissolution; or

        -   take any action that has the effect of any of the above.

        RealNetworks also entered into an agreement providing Mr. Glaser with a direct contractual right to require RealNetworks to abide by and perform all terms of the articles of incorporation with respect to the strategic transactions committee. This agreement also provides that so long as Mr. Glaser owns a specified number of shares, RealNetworks will use its best efforts to cause him to be nominated to, elected to, and not removed from the board of directors. In addition, the articles provide that Mr. Glaser will serve, or will appoint another officer of RealNetworks to serve, as our policy ombudsman, with the exclusive authority to adopt or change our editorial policies as reflected on our websites or in other communications or media in which we have a significant editorial or media voice. The provisions with respect to the authority of the strategic transactions committee and the policy ombudsman may be amended only with the approval of 90% of the shares entitled to vote on an amendment to the articles.

        We have adopted a shareholder rights plan that provides that shares of our common stock have associated preferred stock purchase rights. These rights become exercisable and detachable from the associated common stock only following the acquisition by a person or a group of 15% or more of our outstanding common stock or 10 days following the announcement of a tender or exchange offer for 15% or more of our outstanding common stock. The rights entitle our shareholders, other than the person or entity that has acquired or made an exchange or tender offer for 15% or more of our outstanding common stock, to acquire additional shares of our capital stock at a price equal to one-half of the market price at the time of the event and, in certain circumstances, would allow our shareholders to acquire capital stock in the entity that has acquired or made an exchange or tender offer for 15% or more of our outstanding common stock at a similar discount. The exercise of these rights would make the acquisition of RealNetworks by a third party more expensive to that party and has the effect of discouraging third parties from acquiring our company without the approval of our board of directors, which has the power to redeem these rights and prevent their exercise.

        Washington law imposes restrictions on some transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a "target corporation," with some exceptions, from engaging in certain significant business transactions with an "acquiring person," which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the acquisition. Such prohibited transactions include, among other things:

        - a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from the acquiring person;

        - termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares; or

        - allowing the acquiring person to receive any disproportionate benefit as a shareholder.

        After the five-year period, a "significant business transaction" may occur, as long as it complies with certain "fair price" provisions of the statute. A corporation may not opt out of this statute. This provision may have the effect of delaying, deterring or preventing a change in control of RealNetworks.

        The foregoing provisions of our charter documents, shareholder rights plan and Washington law, as well as those relating to a classified board of directors and the availability of "blank check" preferred stock, could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions may therefore have the effect of limiting the price that investors might be willing to pay in the future for our common stock.

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE

        The trading price of our common stock has been and is likely to continue to be highly volatile. For example, during the 52-week period ended January 31, 2000, the price of our common stock ranged from $26.50 to $186.00 per share.
Our stock price could be subject to wide fluctuations in response to factors such as:

        -   actual or anticipated variations in quarterly operating results;

        - announcements of technological innovations, new products or services by us or our competitors;

        - changes in financial estimates or recommendations by securities analysts;

        -   the addition or loss of strategic relationships;

        - conditions or trends in the Internet, media streaming, media delivery and online commerce markets;

        - changes in the market valuations of other Internet, online service or software companies;

        - announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

        -   legal or regulatory developments;

        -   additions or departures of key personnel;

        -   sales of our common stock; and

        -   general market conditions.

        In addition, the stock market in general, and the Nasdaq National Market and the market for Internet and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may reduce our stock price, regardless of our operating performance. The trading prices of the stocks of many technology companies are at or near historical highs and reflect price-earnings ratios substantially above historical levels. These trading prices and price-earnings ratios may not be sustained.

WE MAY BE SUBJECT TO ASSESSMENT OF SALES AND OTHER TAXES FOR THE SALE OF OUR PRODUCTS, LICENSE OF TECHNOLOGY OR PROVISION OF SERVICES

        We may have to pay past sales or other taxes that we have not collected from our customers. We do not currently collect sales or other taxes on the sale of our products, license of technology or provision of services in states and countries other than those in which we have offices or employees.

        In October 1998, the Internet Tax Freedom Act (ITFA) was signed into law. Among other things, the ITFA imposes a three-year moratorium on discriminatory taxes on electronic commerce. Nonetheless, foreign countries or, following the moratorium, one or more states, may seek to impose sales or other tax obligations on companies that engage in such activities within their jurisdictions. Our business would be harmed if one or more states or any foreign country were able to require us to collect sales or other taxes from current or past sales of products, licenses of technology or provision of services, particularly because we would be unable to go back to customers to collect sales taxes for past sales and may have to pay such taxes out of our own funds.

WE INTEND TO DONATE A PORTION OF NET INCOME TO CHARITY

        For the year ended December 31, 1999, we were profitable and accrued 5% of our pretax net income for charitable donation. If we sustain profitability, we intend to donate 5% of our annual net income to charitable organizations. This will reduce our net income.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       ----
Independent Auditors' Report.......................................................    F-1
Consolidated Balance Sheets as of December 31, 1998 and 1997.......................    F-2
Consolidated Statements of Operations and Comprehensive Loss for the Years ended
   December 31, 1998, 1997 and 1996................................................    F-3
Consolidated Statements of Shareholders' Equity (Deficit) for the Years ended
   December 31, 1998, 1997 and 1996................................................    F-4
Consolidated Statements of Cash Flows for the Years ended December 31, 1998,
   1997 and 1996...................................................................    F-5
Notes to Consolidated Financial Statements.........................................    F-6

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
RealNetworks, Inc.:

     We have audited the accompanying consolidated balance sheets of RealNetworks, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive loss, shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998. Our audit also included the financial statement schedule included herein for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RealNetworks, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule for each of the years in the three-year period ended December 31, 1998, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


/s/ KPMG LLP

Seattle, Washington
January 25, 2000

                       REALNETWORKS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                                                        DECEMBER 31,
                                                                                                  -----------------------
                                                                                                    1998          1997
                                                                                                  ---------     ---------
                                                                                                   (IN THOUSANDS, EXCEPT
                                                                                                      PER SHARE DATA)
                                                         ASSETS
Current assets:
  Cash, cash equivalents and short-term investments ..........................................    $  89,801     $  93,677
  Trade accounts receivable, net of allowances for doubtful accounts and
    sales returns of $1,344 in 1998 and $986 in 1997 .........................................        5,149         5,379
  License fee receivable .....................................................................           --        10,000
  Prepaid expenses and other current assets ..................................................        3,446         2,486
                                                                                                  ---------     ---------
    Total current assets .....................................................................       98,396       111,542
                                                                                                  ---------     ---------
Equipment and leasehold improvements, at cost:
  Equipment and software .....................................................................       11,445         7,459
  Leasehold improvements .....................................................................        1,441         1,347
                                                                                                  ---------     ---------
    Total equipment and leasehold improvements ...............................................       12,886         8,806
  Less accumulated depreciation and amortization .............................................        6,506         2,753
                                                                                                  ---------     ---------
    Net equipment and leasehold improvements .................................................        6,380         6,053
                                                                                                  ---------     ---------
Restricted cash equivalents ..................................................................       13,700            --
Other assets .................................................................................        1,250         1,874
Goodwill, net of accumulated amortization of $1,596 in 1998 ..................................        9,048            --
                                                                                                  ---------     ---------
    Total assets .............................................................................    $ 128,774     $ 119,469
                                                                                                  =========     =========
                                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable ...........................................................................    $   3,947     $   2,424
  Accrued liabilities ........................................................................       11,931         4,989
  Notes payable ..............................................................................        1,030           363
  Deferred revenue, excluding non-current portion ............................................       23,742        16,550
                                                                                                  ---------     ---------
    Total current liabilities ................................................................       40,650        24,326
                                                                                                  ---------     ---------
Deferred revenue, excluding current portion ..................................................        5,833        15,500
Notes payable, less current portion ..........................................................          987           963
Shareholders' equity:
  Convertible preferred stock, no par value:
    Series A:  authorized 45 shares, issued and outstanding 17 shares in 1998 and 1997 .......        3,642         3,642
    Series B:  authorized 181 shares, issued and outstanding 103 shares in 1998 and 1997 .....        1,200         1,200
  Preferred stock, $0.001 par value, no shares issued and outstanding
    Series A: authorized 200 shares ..........................................................           --            --
    Undesignated series: authorized 59,800 shares ............................................           --            --
  Common stock, $0.001 par value
    Authorized 293,704 shares; issued and outstanding 62,414 shares in 1998 and
      55,492 shares in 1997 ..................................................................           62            55
  Special common stock, $0.001 par value
    Authorized 6,296 shares; issued and outstanding 2,586 shares in 1998 and 3,338 shares
      in 1997 ................................................................................            3             3
  Additional paid-in capital .................................................................      118,314        95,780
  Accumulated other comprehensive loss .......................................................         (126)         (162)
  Accumulated deficit ........................................................................      (41,791)      (21,838)
                                                                                                  ---------     ---------
    Total shareholders' equity ...............................................................       81,304        78,680
                                                                                                  ---------     ---------
Commitments, contingencies and subsequent events
    Total liabilities and shareholders' equity ...............................................    $ 128,774     $ 119,469
                                                                                                  =========     =========



   See accompanying notes to consolidated financial statements.

                       REALNETWORKS, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS


                                                                      YEAR ENDED DECEMBER 31,
                                                                ------------------------------------
                                                                  1998          1997          1996
                                                                --------      --------      --------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues:
     Software license fees ................................     $ 48,487      $ 29,165      $ 19,447
     Service revenues .....................................       14,742         4,972         1,120
     Advertising ..........................................        3,148         2,254         1,016
                                                                --------      --------      --------
          Total net revenues ..............................       66,377        36,391        21,583
                                                                --------      --------      --------
Cost of revenues:
     Software license fees ................................        8,308         3,800         2,907
     Service revenues .....................................        2,631         2,392           554
     Advertising ..........................................        1,727           920           288
                                                                --------      --------      --------
          Total cost of revenues ..........................       12,666         7,112         3,749
                                                                --------      --------      --------
          Gross profit ....................................       53,711        29,279        17,834
                                                                --------      --------      --------
Operating expenses:
     Research and development .............................       22,480        15,651         6,310
     Sales and marketing ..................................       33,460        22,954        10,155
     General and administrative ...........................       11,540         7,635         5,756
     Goodwill amortization ................................        1,596            --            --
     Acquisition charges ..................................        8,723            --            --
                                                                --------      --------      --------
          Total operating expenses ........................       77,799        46,240        22,221
                                                                --------      --------      --------
          Operating loss ..................................      (24,088)      (16,961)       (4,387)
                                                                --------      --------      --------
Other income (expense):
     Interest income ......................................        4,928         2,178           308
     Other income (expense) ...............................         (793)         (286)           14
                                                                --------      --------      --------
          Other income, net ...............................        4,135         1,892           322
                                                                --------      --------      --------
          Net loss ........................................     $(19,953)     $(15,069)     $ (4,065)
                                                                ========      ========      ========
Basic and diluted net loss per share ......................     $  (0.31)     $  (1.84)     $  (4.13)
                                                                ========      ========      ========
Shares used to compute basic and diluted net loss
   per share ..............................................       65,078         8,453           992
Comprehensive income (loss):
     Net loss .............................................     $(19,953)     $(15,069)     $ (4,065)
     Translation adjustment ...............................           36          (151)          (11)
                                                                --------      --------      --------
          Comprehensive loss ..............................     $(19,917)     $(15,220)     $ (4,076)
                                                                ========      ========      ========



   See accompanying notes to consolidated financial statements.

                       REALNETWORKS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)


                                                         SERIES A           SERIES B
                                                        CONVERTIBLE        CONVERTIBLE
                                                         PREFERRED          PREFERRED         PREFERRED STOCK        COMMON STOCK
                                                   ------------------- ------------------- --------------------  -------------------
                                                    SHARES    AMOUNT    SHARES    AMOUNT    SHARES     AMOUNT      SHARES    AMOUNT
                                                   --------- --------- --------- --------- ---------  ---------  --------- ---------
Balances at December 31, 1995 ....................        -- $      --        -- $      --    13,713  $      14        374 $      --

Exercise of common stock options .................        --        --        --        --        --         --      1,050         1
Sale of convertible preferred stock ..............        16     3,495        --        --        --         --         --        --
Issuance of convertible preferred stock through
  conversion of loan payable and purchase of an
  interest in an affiliate .......................         1       147        --        --        --         --         --        --
Issuance of common stock through conversion of
  loan payable ...................................        --        --        --        --        --         --          6        --
Issuance of common stock in exchange for
  services .......................................        --        --        --        --        --         --          4        --
Issuance of preferred stock warrants .............        --        --        --        --        --         --         --        --
Accretion of redemption value of redeemable
  convertible preferred stock ....................        --        --        --        --        --         --         --        --
Translation adjustment ...........................        --        --        --        --        --         --         --        --
Net loss .........................................        --        --        --        --        --         --         --        --
                                                   --------- --------- --------- --------- ---------  ---------  --------- ---------

Balances at December 31, 1996 ....................        17     3,642        --        --    13,713         14      1,434         1

Exercise of common stock options .................        --        --        --        --        --         --      2,296         2
Issuance of stock in exchange for services .......        --        --        --        --        --         --         32        --
Issuance of preferred stock warrants .............        --        --        --        --        --         --         --        --
Sale of preferred stock ..........................        --        --       103     1,200        --         --         --        --
Accretion of redemption value of redeemable,
   convertible preferred stock ...................        --        --        --        --        --         --         --        --
Exercise of common stock warrants ................        --        --        --        --        --         --        368        --
Conversion of convertible preferred stock into
   common stock ..................................        --        --        --        --   (13,713)       (14)    27,426        28
Conversion of redeemable convertible preferred
   stock into common stock and special common
   stock .........................................        --        --        --        --        --         --     16,970        17
Sale of common stock, net of issuance costs of
   $4,582 ........................................        --        --        --        --        --         --      6,966         7
Translation adjustment ...........................        --        --        --        --        --         --         --        --
Net loss .........................................        --        --        --        --        --         --         --        --
                                                   --------- --------- --------- --------- ---------  ---------  --------- ---------

Balances at December 31, 1997 ....................        17     3,642       103     1,200        --         --     55,492        55

Exercise of common stock options .................        --        --        --        --        --         --      1,787         2
Exercise of common stock warrants ................        --        --        --        --        --         --      1,333         1
Common stock sold pursuant to employee stock
   purchase plan .................................        --        --        --        --        --         --         95        --
Issuance of common stock and stock options in
   business combination ..........................        --        --        --        --        --         --      2,203         2
Conversion of special common stock to common
   stock .........................................        --        --        --        --        --         --      1,504         2
Issuance of preferred stock warrants .............        --        --        --        --        --         --         --        --
Translation adjustment ...........................        --        --        --        --        --         --         --        --
Net loss .........................................        --        --        --        --        --         --         --        --
                                                   --------- --------- --------- --------- ---------  ---------  --------- ---------

Balances at December 31, 1998 ....................        17 $   3,642       103 $   1,200        --  $      --     62,414 $      62
                                                   ========= ========= ========= ========= =========  =========  ========= =========


                                                                                       ACCUMU-
                                                                                       LATED
                                                         SPECIAL COMMON      ADDI-     OTHER
                                                              STOCK          TIONAL    COMPRE-    ACCUMU-
                                                      --------------------  PAID-IN    HENSIVE    LATED
                                                        SHARES    AMOUNT    CAPITAL    (LOSS)     DEFICIT      TOTAL
                                                      ---------  --------- ---------  ---------  ---------  ---------
Balances at December 31, 1995 .......................        --  $      -- $     957  $      --  $  (2,185) $  (1,214)

Exercise of common stock options ....................        --         --       117         --         --        118
Sale of convertible preferred stock .................        --         --        --         --         --      3,495
Issuance of convertible preferred stock through
  conversion of loan payable and purchase of an
  interest in an affiliate ..........................        --         --        --         --         --        147
Issuance of common stock through conversion of
  loan payable ......................................        --         --        66         --         --         66
Issuance of common stock for services ...............        --         --        50         --         --         50
Issuance of preferred stock warrants ................        --         --     1,579         --         --      1,579
Accretion of redemption value of redeemable
  convertible preferred stock .......................        --         --        --         --        (31)       (31)
Translation adjustment ..............................        --         --        --        (11)        --        (11)
Net loss ............................................        --         --        --         --     (4,065)    (4,065)
                                                      ---------  --------- ---------  ---------  ---------  ---------

Balances at December 31, 1996 .......................        --         --     2,769        (11)    (6,281)       134

Exercise of common stock options ....................        --         --       275         --         --        277
Issuance of stock in exchange for services ..........        --         --        59         --         --         59
Issuance of preferred stock warrants ................        --         --     4,068         --         --      4,068
Sale of preferred stock .............................        --         --        --         --         --      1,200
Accretion of redemption value of redeemable,
   convertible preferred stock ......................        --         --        --                  (488)      (488)
Exercise of common stock warrants ...................        --         --        37         --         --         37
Conversion of convertible preferred stock into
   common stock .....................................        --         --       (14)        --         --         --
Conversion of redeemable convertible preferred stock
  into common stock and special common stock ........     3,338          3    50,051         --         --     50,071
Sale of common stock, net of issuance costs of $4,582        --         --    38,535         --         --     38,542
Translation adjustment ..............................        --         --        --       (151)        --       (151)
Net loss ............................................        --         --        --         --    (15,069)   (15,069)
                                                      ---------  --------- ---------  ---------  ---------  ---------

Balances at December 31, 1997 .......................     3,338          3    95,780       (162)   (21,838)    78,680

Exercise of common stock options ....................        --         --       743         --         --        745
Exercise of common stock warrants ...................        --         --     3,846         --         --      3,847
Common stock sold pursuant to employee stock
   purchase plan ....................................        --         --       873         --         --        873
Issuance of common stock and stock options in
   business combination .............................        --         --    16,524         --         --     16,526
Conversion of special common stock to common stock ..      (752)        --        (2)        --         --         --
Issuance of preferred stock warrants ................        --         --       550         --         --        550
Translation adjustment ..............................        --         --        --         36         --         36
Net loss ............................................        --         --        --         --    (19,953)   (19,953)
                                                      ---------  --------- ---------  ---------  ---------  ---------

Balances at December 31, 1998 .......................     2,586  $       3 $ 118,314  $    (126) $ (41,791) $  81,304
                                                      =========  ========= =========  =========  =========  =========

   See accompanying notes to consolidated financial statements.

                       REALNETWORKS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                         YEAR ENDED DECEMBER 31,
                                                                                 ---------------------------------------
                                                                                   1998            1997          1996
                                                                                 ---------      ---------      ---------
                                                                                             (IN THOUSANDS)
Cash flows from operating activities:
  Net loss .................................................................     $ (19,953)     $ (15,069)     $  (4,065)
  Adjustments to reconcile net loss to net cash provided by (used
    in) operating activities:
    Depreciation and amortization ..........................................         5,212          2,569            824
    Amortization of discount on debt .......................................           367             --             --
    Loss on disposal of equipment and leasehold improvements ...............           644             --             --
    Acquisition charges ....................................................         8,723             --             --
    Common stock issued for services .......................................            --             --             50
    Other ..................................................................            --             27             --
    Equity in net (income) losses of joint venture and affiliate ...........           448            182            (11)
    Deferred income tax expense (benefit) ..................................           777           (777)          (140)
    Change in certain assets and liabilities:
      Trade accounts receivable ............................................           413           (806)        (3,180)
      License fee receivable ...............................................        10,000        (10,000)            --
      Prepaid expenses and other current assets ............................        (1,486)          (920)          (995)
      Accounts payable .....................................................           949           (206)         2,589
      Accrued liabilities ..................................................         4,444          2,496          1,433
      Deferred revenue .....................................................        (3,028)        29,163          2,266
                                                                                 ---------      ---------      ---------
      Net cash provided by (used in) operating activities ..................         7,510          6,659         (1,229)
                                                                                 ---------      ---------      ---------
Cash flows from investing activities:
  Purchases of equipment and leasehold improvements ........................        (4,373)        (4,627)        (4,470)
  Purchases of short-term investments ......................................       (93,161)      (203,046)       (30,515)
  Sales of short-term investments ..........................................        85,542        177,621         28,644
  Investment in joint venture and affiliate ................................            --           (998)          (108)
  Decrease (increase) in other assets ......................................            30           (192)          (185)
  Increase in restricted cash equivalents ..................................       (13,700)            --             --
  Cash obtained through acquisition ........................................           203             --             --
                                                                                 ---------      ---------      ---------
      Net cash used in investing activities ................................       (25,459)       (31,242)        (6,634)
                                                                                 ---------      ---------      ---------
Cash flows from financing activities:
  Proceeds from issuance of notes payable ..................................           735          1,343             --
  Payments on notes payable ................................................          (150)            --           (224)
  Net proceeds from sales of preferred and common stock and
    exercise of stock options and warrants .................................         5,931         70,559         20,660
                                                                                 ---------      ---------      ---------
      Net cash provided by financing activities ............................         6,516         71,902         20,436
                                                                                 ---------      ---------      ---------
Effect of exchange rate changes on cash ....................................           (62)          (106)           (11)
                                                                                 ---------      ---------      ---------
      Net increase (decrease) in cash and cash equivalents .................       (11,495)        47,213         12,562
Cash and cash equivalents at beginning of year .............................        63,395         16,182          3,620
                                                                                 ---------      ---------      ---------
Cash and cash equivalents at end of year ...................................     $  51,900      $  63,395      $  16,182
                                                                                 =========      =========      =========
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest .................................     $      65      $      84      $       4
  Cash paid during the period for income taxes .............................     $     600      $     700      $     296
Supplemental disclosure of noncash financing and investing activities:
  Accretion of preferred stock .............................................     $      --      $     488      $      31
  Conversion of redeemable, convertible preferred stock to common
    stock and special common stock .........................................     $      --      $  50,071      $      --
  Common stock issued in business combination ..............................     $  16,526      $      --      $      --
  Common stock issued for interest in affiliate ............................     $      --      $      --      $     100
  Common and preferred stock issued through conversion of notes payable ....     $      --      $      --      $     113



   See accompanying notes to consolidated financial statements.

                       REALNETWORKS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

1.   DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      (a) DESCRIPTION OF BUSINESS

      RealNetworks, Inc. and subsidiaries (RealNetworks or Company) is a leading provider of media delivery and digital distribution solutions designed for the Internet. The Company's solutions enable consumers to experience and content providers to deliver a broad range of multimedia content, including audio, video, text and animation. The Company pioneered the development and commercialization of "streaming media" systems that enable the creation, real-time delivery and playback of multimedia content. The Company extended its media delivery platform to include a digital music management system that allows consumers to acquire, record, store, organize and play their personal music collections on personal computers and digital playback devices.

      Inherent in the Company's business are various risks and uncertainties, including its limited operating history and the limited history of commerce on the Internet. The Company's success may depend in part upon the emergence of the Internet and corporate intranets as a communications medium, the acceptance of the Company's technology by the marketplace and the Company's ability to generate license, service and advertising revenues from the use of its technology on the Internet.


      (b) BASIS OF PRESENTATION

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

      The consolidated financial statements have been prepared to give retroactive effect to the merger with Xing Technology Corporation (Xing) on August 10, 1999. The consolidated financial statements have been restated for all periods presented as if Xing and the Company had always been combined. Prior to the merger Xing operated on a June 30 fiscal year. The results of operations of Xing included herein have been restated to conform to the Company's December 31 fiscal year-end.


      (c) CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

      The Company considers all short-term investments with a remaining contractual maturity at date of purchase of three months or less to be cash equivalents.

      The Company considers all short-term investments as available-for-sale. Accordingly, these investments are carried at fair value. The fair value of such securities approximated cost, and there were no unrealized holding gains or losses at December 31, 1998 and 1997. At December 31, 1998 and 1997, all short-term investments had original contractual maturities of two years or less.

                       REALNETWORKS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

      The Company's cash, cash equivalents and short-term investments consist of the following:


                                                                                 DECEMBER 31,
                                                                             -------------------
                                                                              1998        1997
                                                                             -------     -------
Cash and cash equivalents:
     Cash ..............................................................     $ 5,900     $ 5,819
     Commercial paper ..................................................      42,000      57,576
     U.S. Government agency securities .................................       4,000          --
                                                                             -------     -------
          Total cash and cash equivalents ..............................      51,900      63,395
                                                                             -------     -------
Short-term investments:
     Corporate notes ...................................................      30,602       6,717
     U.S. Government agency securities .................................       5,300      21,065
     Certificates of deposit ...........................................       1,999       2,500
                                                                             -------     -------
          Total short-term investments .................................      37,901      30,282
                                                                             -------     -------
          Total cash, cash equivalents and short-term investments ......     $89,801     $93,677
                                                                             =======     =======
Restricted cash equivalents ............................................     $13,700     $    --
                                                                             =======     =======

      Restricted cash equivalents represent a restricted escrow account established in connection with a lease agreement for a new corporate headquarters. Under certain circumstances, $10,000 of the escrow account will be maintained for the term of the lease. The remaining $3,700 will be released as the Company funds tenant improvements. The Company took occupancy of the new facilities during the quarter ending June 30, 1999.


      (d) DEPRECIATION AND AMORTIZATION

      Depreciation and amortization of equipment and leasehold improvements is computed using the straight-line method over the estimated useful lives of the assets, generally three years, or the lease term if shorter.

      Goodwill represents the excess of the purchase price over the fair value of identifiable tangible and intangible assets acquired in a business combination accounted for under the purchase accounting method. Goodwill is amortized using the straight-line method over five years.


      (e) STOCK-BASED COMPENSATION

      The Company has elected to apply the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). Accordingly, the Company accounts for stock-based compensation transactions with employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Options Issued to Employees," and related interpretations. Compensation cost for employee stock options is measured as the excess, if any, of the fair value of the Company's common stock at the date of grant over the stock option exercise price.

                       REALNETWORKS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

      (f) REVENUE RECOGNITION

      On January 1, 1998, the Company adopted the provisions of Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2), which provides specific industry guidance and stipulates that revenue recognized from software arrangements is to be allocated to each element of the arrangement based on the relative fair values of the elements, such as software products, upgrades, enhancements, post contract customer support, installation or training. Under SOP 97-2, the determination of fair value is based on objective evidence that is specific to the vendor. If such evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value does exist or until all elements of the arrangement are delivered. The adoption of SOP 97-2 did not have a material effect on revenue recognition or the Company's results of operations.

      Revenue from software license fees is recognized upon delivery, net of an allowance for estimated returns, provided all the requirements of SOP 97-2 have been met. Prior to January 1, 1998, the Company recognized revenue from software license fees upon delivery, net of an allowance for estimated returns, provided that no significant obligations of the Company remained and collection of the resulting receivable was deemed probable.

      Revenue from software license agreements with original equipment manufacturers (OEM) is recognized when the OEM delivers its product incorporating the Company's software to the end user. In the case of prepayments received from an OEM, the Company generally recognizes revenue based on the actual products sold by the OEM. If the Company anticipates providing ongoing support to the OEM in the form of future upgrades, enhancements or other services over the term of the contract, revenue is recognized on the straight-line method over the term of the contract.

      Service revenues include payments under support and upgrade contracts and fees from consulting and streaming media content hosting. Support and upgrade revenues are recognized ratably over the term of the contract, which typically is twelve months. Other service revenues are recognized when the service is performed.

      Revenues from advertising appearing on the Company's websites are recognized ratably over the terms of the advertising contracts. The Company guarantees to certain advertising customers a minimum number of page impressions to be delivered to users of its websites for a specified period. To the extent minimum guaranteed page impression deliveries are not met, the Company defers recognition of the corresponding revenues until guaranteed page impression delivery levels are achieved.


      (g) RESEARCH AND DEVELOPMENT

      Costs incurred in research and development are expensed as incurred. Software development costs are required to be capitalized when a product's technological feasibility has been established through the date the product is available for general release to customers. The Company has not capitalized any software development costs as technological feasibility is generally not established until substantially all development is complete.

                       REALNETWORKS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

      (h) ADVERTISING EXPENSES

      The Company expenses the cost of advertising and promoting its products as incurred. Such costs are included in sales and marketing expense and totaled approximately $783 in 1998, $1,110 in 1997, and $828 in 1996.


      (i) INCOME TAXES

      The Company computes income taxes using the asset and liability method, under which deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.


      (j) FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF RISK

      The Company's financial instruments consist of cash, cash equivalents, short-term investments, trade accounts receivable, accounts payable, accrued liabilities and notes payable. The fair value of these instruments approximates their financial statement carrying amounts. Credit is extended to customers based on an evaluation of their financial condition, and collateral is not required. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses.

      The Company is subject to concentrations of credit risk and interest rate risk related to its short-term investments. The Company's credit risk is managed by limiting the amount of investments placed with any one issuer, investing in high-quality investment securities and securities of the U.S. government, and limiting the average maturity of the overall portfolio.


      (k) NET LOSS PER SHARE

      Basic net loss per share is computed by dividing the sum of net loss plus accretion of redemption value of redeemable preferred stock by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the sum of net loss plus accretion of redemption value of redeemable preferred stock by the weighted average number of common and dilutive common equivalent shares outstanding during the period. As the Company had a net loss attributable to common shareholders in each of the periods presented, basic and diluted net loss per share are the same.

      The following table reconciles the Company's reported net loss to net loss attributable to common shareholders used to compute basic and diluted net loss per share:


                                                                                YEAR ENDED DECEMBER 31,
                                                                         --------------------------------------
                                                                           1998           1997           1996
                                                                         --------       --------       --------
      Net loss ....................................................      $(19,953)      $(15,069)      $ (4,065)
      Accretion of redemption value of redeemable preferred
         stock prior to conversion into common stock ..............            --           (488)           (31)
                                                                         --------       --------       --------
      Net loss attributable to common
         shareholders .............................................      $(19,953)      $(15,557)      $ (4,096)
                                                                         ========       ========       ========

                       REALNETWORKS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

      The computation of diluted net loss per share excludes the following options to acquire shares of common stock for the periods indicated because the effect would be anti-dilutive:


                                                                 YEAR ENDED DECEMBER 31,
                                                             ------------------------------
                                                              1998        1997        1996
                                                             ------      ------      ------
      Shares of common stock ..........................      16,385      13,878      10,692
      Weighted average exercise price per share .......      $ 6.06      $ 1.46      $ 0.14

      In addition, the dilutive effects of all series of preferred stock which are convertible into common stock and stock purchase warrants have been excluded from diluted net loss per share for all periods because their effect would also be anti-dilutive.


      (l) COMPREHENSIVE LOSS

      On January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS
130), which establishes standards for the reporting and disclosure of comprehensive income (loss) and its components (revenues, expenses, gains and losses) in a full set of financial statements. The Company's comprehensive loss for the years ended December 31, 1998, 1997 and 1996 consisted of net loss and the gross amount of foreign currency translation adjustments. The tax effect of the translation adjustments was insignificant. Reclassifications have been made in financial statements prepared prior to January 1, 1998 to conform to the requirements of SFAS 130.


      (m) FOREIGN CURRENCY

      The Company believes that the functional currency of its foreign subsidiaries is the local currency of the country in which the subsidiary is incorporated. Assets and liabilities of foreign operations are translated into U.S. dollars using rates of exchange in effect at the end of the reporting period. Income and expense accounts are translated into U.S. dollars using average rates of exchange. The net gain or loss resulting from translation is shown as translation adjustment and included in accumulated other comprehensive income (loss) in shareholders' equity (deficit). Gains and losses from foreign currency transactions are included in the consolidated statement of operations. There were no significant foreign currency transaction gains or losses in 1998, 1997 and 1996.


      (n) USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                       REALNETWORKS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

      (o) IMPAIRMENT OF LONG-LIVED ASSETS AND GOODWILL

      The Company reviews its long-lived assets, including goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used, including goodwill, is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value less costs to sell.


      (p) RECLASSIFICATIONS

      Certain reclassifications have been made to the 1997 and 1996 consolidated financial statements to conform with the 1998 presentation.


      (q) NEW ACCOUNTING PRONOUNCEMENTS

      In March 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 requires the capitalization of certain costs incurred in connection with developing or obtaining software for internal use. The Company adopted SOP 98-1 on January 1, 1999. There was no material impact on the consolidated financial statements as a result of adoption of SOP 98-1.

      In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends existing accounting standards and is effective for fiscal years beginning after June 15, 2000. SFAS 133 requires that all derivatives be recognized in the balance sheet at their fair market value, and the corresponding derivative gains or losses be either reported in the statement of operations or as a component of other comprehensive income (loss) depending on the type of hedge relationship that exists with respect to such derivative. The Company does not expect the adoption of SFAS 133 to have a material impact on its consolidated financial statements.

      In December 1998, the AICPA issued Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions" (SOP 98-9) which amends certain elements of SOP 97-2 and is effective for fiscal years beginning after March 15, 1999. The adoption of SOP 98-9 did not have a material effect on the Company's results of operations or financial position.

                       REALNETWORKS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

2.   ACQUISITIONS

      (a) VIVO SOFTWARE, INC.

      In March 1998, the Company completed the acquisition of Vivo Software, Inc. (Vivo), a developer of streaming media creation tools. Under terms of the acquisition, the Company issued approximately 2,203 shares of its common stock in exchange for all outstanding shares of Vivo common stock. In addition, the Company issued options to purchase approximately 95 shares of the Company's common stock in exchange for outstanding unvested options to purchase Vivo common stock. The acquisition was accounted for using the purchase method of accounting, and, accordingly, the results of Vivo's operations are included in the Company's consolidated financial statements since the date of acquisition.

      A summary of the purchase price for the acquisition is as follows:

               Stock and stock options ......................            $16,526
               Direct acquisition costs .....................                445
               Accrued liabilities assumed ..................              1,640
               Other liabilities assumed ....................              1,057
                                                                         -------
                    Total ...................................            $19,668
                                                                         =======

      The purchase price was allocated as follows:

               Cash acquired ..................................          $   203
               Other current assets acquired ..................              148
               Equipment ......................................              100
               Goodwill .......................................           10,644
               In-process research and development ............            8,573
                                                                         -------
                    Total .....................................          $19,668
                                                                         =======

      In-process research and development represents the fair value of technologies acquired for use in the Company's own development efforts. The Company determined the amount of the purchase price to be allocated to in-process research and development based on the time and cost to incorporate the acquired technology into the Company's development projects, expected incremental revenues and expenses associated with the development projects utilizing the acquired technology, and risks and uncertainties associated with the acquired technology. Such risks and uncertainties include inherent difficulties and uncertainties in incorporating the acquired technology into the Company's development projects and risks related to the viability of and potential changes to target markets. The Company also concluded that the acquired technology had no alternative future use.

      Goodwill represents the excess of the purchase price over the fair value of identifiable tangible and intangible assets acquired and is amortized using the straight-line method over its estimated life of five years.

                       REALNETWORKS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

      The acquisition of Vivo qualified as a tax-free reorganization under the Internal Revenue Code (IRC). Therefore, the charge for in-process research and development is not deductible for income tax purposes. The Company acquired net operating loss carryforwards of approximately $16,000, which expire from 2008 to 2012. Under the provisions of the IRC, the amount of these net operating loss carryforwards available annually to offset future taxable income is significantly limited. No value has been attributed to these net operating losses in the purchase price allocation due to these limitations. Any utilization of the net operating loss carryforwards in the future will result in a reduction of the carrying amount of goodwill.

      In connection with the acquisition, approximately 441 shares of common stock issued were placed in escrow to secure indemnification obligations of former shareholders of Vivo. As of December 31, 1998, 220 shares remained in escrow. These shares were released from escrow in 1999.

The following table presents pro forma results of operations as if the acquisition had occurred at the beginning of each of the years presented. The pro forma results of operations exclude $8,723 of acquisition related charges as the charges are not expected to have a continuing impact on the Company's results of operations. The pro forma information is not necessarily indicative of the combined results that would have occurred had the acquisition taken place at the beginning of 1997 or at the beginning of 1998, nor is it necessarily indicative of results that may occur in the future.

                                                     YEAR ENDED DECEMBER 31,
                                                     -----------------------
                                                       1998           1997
                                                     --------       --------
  Total net revenues ..........................      $ 67,030       $ 38,172
  Net loss ....................................       (12,818)       (22,630)
  Net loss per share--basic and diluted .......         (0.20)         (2.22)


      (b) XING TECHNOLOGY CORPORATION

      In August 1999, the Company acquired all of the outstanding capital stock of Xing in a transaction accounted for as a pooling-of-interests. The Company issued an aggregate of 732 shares of its common stock and all outstanding options and warrants of Xing were replaced by options and warrants to acquire shares of the Company's common stock. Xing is a leading provider of high performance, standards-based digital audio and video encoding and decoding technology, including MP3 software.

      The historical financial statements of the Company have been restated to include the accounts of Xing as if it had always been a part of the Company. There were no material intercompany transactions. Prior to merger, Xing operated on a June 30 fiscal year. The results of operations of Xing have been restated to conform to the Company's December 31 fiscal year-end. Certain reclassifications were made to Xing's accounts to confirm to RealNetworks' presentation.

                       REALNETWORKS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

      In connection with the merger, the Company recorded a charge of approximately $1,400 in August 1999 for merger related costs. The results of operations for the separate companies and the combined amounts are summarized as follows:

                                                YEAR ENDED DECEMBER 31,
                                          --------------------------------------
                                            1998           1997           1996
                                          --------       --------       --------
Net revenue:
      RealNetworks .................      $ 64,839       $ 32,720       $ 14,012
      Xing .........................         1,538          3,671          7,571
                                          --------       --------       --------
         Total .....................      $ 66,377       $ 36,391       $ 21,583
                                          ========       ========       ========

Net loss:
      RealNetworks .................      $(16,414)      $(11,169)      $ (3,789)
      Xing .........................        (3,539)        (3,900)          (276)
                                          --------       --------       --------
         Total .....................      $(19,953)      $(15,069)      $ (4,065)
                                          ========       ========       ========


3.   INVESTMENT IN JOINT VENTURE

      The Company has a 24% interest in a Japanese limited liability company that operates an Internet streaming business in Japan. The Company accounts for this investment using the equity method. The Company's share of net losses of the joint venture was $448 and $182 in the years ended December 31, 1998 and 1997, respectively. The carrying amount of the Company's investment in joint venture was $368 and $816 at December 31, 1998 and 1997, respectively.


4.  NOTES PAYABLE

      (a) JOINT VENTURE NOTE PAYABLE

      At December 31, 1998, the Company had outstanding a note payable to one of its joint venture partners, which is due in May 2000. The note is denominated in Japanese yen, bears interest at a rate not to exceed the Japanese Short Term Prime Rate (1.5% at December 31, 1998) and is secured by the Company's shares in the joint venture. The Company may, under certain circumstances, tender its shares in the joint venture as repayment of the note.


      (b) BANK NOTES PAYABLE

      In May 1998, the Company entered into a secured credit agreement with a related party under which the Company could borrow up to $500. In September 1998, the credit agreement was amended to increase the available amount to $1,000. Funds borrowed under the credit agreement bore interest at 8.25% per annum, payable quarterly, with any outstanding principal amounts due at the expiration of the credit agreement. The credit agreement originally expired on November 30, 1998. However, on the expiration date the agreement was extended to February 28, 1999, at which time the agreement was extended again to February 28, 2000. Principal amounts outstanding under the credit agreement were $1,000 at December 31, 1998.

                       REALNETWORKS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

      In April 1999, the Company obtained additional financing through a $1,000 note payable issued under a borrowing agreement. Principal and interest, accruing at 12% per annum, was due in February 2000. In addition, the Company issued the lender a warrant to purchase 48 shares of common stock at an exercise price of $20.79 per share. The warrant is exercisable at date of issuance and expires 30 days following final maturity date of the note.

      The proceeds under the secured credit agreement and additional financing in April 1999 were allocated to the notes payable and the common stock purchase warrants based on their relative fair values. The value allocated to the warrants was recorded as a discount on the notes payable with a corresponding increase in additional paid-in capital. The fair value of the warrants was determined using the Black-Scholes option pricing model. When the credit agreement was extended on November 30, 1998, a new measurement date was also established for the common stock purchase warrants. The discount related to the first warrant in May 1998 was $10, the discount related to the second warrant in September 1998 was $265, the discount related to the extension of the credit agreement on November 30, 1998 was $275, the discount related to the extension on February 20, 1999, was $570 and the discount related to the additional financing in April 1999 was $813.

      In August 1999, the warrants were exercised and a portion of the balance outstanding on the related notes was exchanged for the exercise price of the stock warrants and the remaining note payable balances were repaid.


5.   SHAREHOLDERS' EQUITY

      (a) INITIAL PUBLIC OFFERING

      On November 21, 1997, the Company completed its initial public offering and all outstanding shares of preferred stock were converted to either common stock or special common stock.


      (b) SPECIAL COMMON STOCK

      Special common stock is not entitled to vote, except as required by law. All other rights and preferences of the special common stock are identical to common stock, except as otherwise required by law or expressly provided in the Company's Articles of Incorporation. All shares of special common stock are held by Microsoft Corporation (Microsoft) and each share automatically converts into two shares of common stock upon sale or transfer by Microsoft to an unaffiliated third party. During 1998, Microsoft sold 752 shares which were converted into 1,504 shares of common stock. During the quarter ended March 31, 1999, Microsoft sold an additional 2,086 shares, which were converted into 4,173 shares of common stock.


      (c) STOCK SPLIT

      On April 27, 1999, the board of directors approved a 2-for-1 split of the Company's common stock payable in the form of a stock dividend. The stock split was effected on May 10, 1999. Accordingly, the accompanying consolidated financial statements have been retroactively restated to reflect the stock split.

                       REALNETWORKS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

      (d) CONVERTIBLE PREFERRED STOCK

      In November 1997, the Company issued 103 shares of Series B Convertible Preferred Stock at a price of $11.65 per share, for total proceeds of $1,200.

      The Series A and Series B Convertible Preferred Stock (convertible preferred stock) are convertible, at any time at the option of the holder, into shares of common stock. Each share of Series A Convertible Preferred Stock converts into four shares of common stock and each share of Series B Convertible Preferred Stock converts into one share of common stock.

      The shares of Series A and B Convertible Preferred Stock have a preference in liquidation of $3,870 and $1,200 or $228 and $11.65 per share, respectively.

      The convertible preferred stock has voting rights equal to the number of full shares of common stock into which the preferred stock could be converted.

      In September 1999, all of the outstanding shares of Series A and B Convertible Preferred Stock were converted into 171 shares of common stock.


      (e) PREFERRED STOCK

      Each share of preferred stock entitles the holder to one thousand votes and dividends equal to one thousand times the aggregate per share amount of dividends declared on the common stock.

      Undesignated preferred stock will have rights and preferences that are determinable by the Board of Directors when determination of a new series of preferred stock has been established.


      (f) SHAREHOLDER RIGHTS PLAN

      On October 16, 1998, the Company's board of directors declared a dividend of one preferred share purchase right (Right) in connection with its adoption of a Shareholder Rights Plan dated December 4, 1998, for each outstanding share of the Company's common stock on December 14, 1998 (Record Date). Each share of common stock issued after the Record Date will be issued with an attached Right. The Rights will not immediately be exercisable and detachable from the common stock. The Rights will become exercisable and detachable only following the acquisition by a person or a group of 15 percent or more of the outstanding common stock or ten days following the announcement of a tender or exchange offer for 15 percent or more of the outstanding common stock (Distribution
Date). After the Distribution Date, each Right will entitle the holder to purchase for $75 (Exercise Price), a fraction of a share of the Company's Series A preferred stock with economic terms similar to that of one share of the Company's common stock. Upon a person or a group acquiring 15 percent or more of the outstanding common stock, each Right will allow the holder (other than the acquiror) to purchase common stock or securities of the Company having a then current market value of two times the Exercise Price of the Right. In the event that following the acquisition of 15 percent of the common stock by an acquiror, the Company is acquired in a merger or other business combination or 50 percent or more of the Company's assets or earning power are sold, each Right will entitle the holder to purchase for the Exercise Price, common stock or securities of the acquiror having a then current market value of two times the Exercise Price. In certain circumstances, the Rights may be redeemed by the Company at a redemption price of $0.005 per Right. If not earlier exchanged or redeemed, the Rights will expire on December 4, 2008.

                       REALNETWORKS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

      (g) STOCK WARRANTS

      In connection with the sales of preferred stock in 1996 and 1997, the Company issued warrants to purchase additional shares of common stock. During 1998 and 1997, 1,332 and 368 warrants were exercised. None of these warrants were outstanding at December 31, 1998.


      (h) STOCK OPTION PLAN

      The Company has a stock option plan (Plan) to compensate employees for past and future services and has reserved 29,800 shares of common stock for option grants under the Plan. Generally, options vest based on continuous employment, over a five-year period. The options expire twenty years from the date of grant and are exercisable at the fair market value of the common stock at the grant date.

A summary of stock option related activity is as follows:

                                                                               OPTIONS OUTSTANDING
                                                                          -----------------------------
                                                                                            WEIGHTED
                                                           SHARES                            AVERAGE
                                                          AVAILABLE        NUMBER OF        EXERCISE
                                                          FOR GRANT         SHARES            PRICE
                                                         -----------      -----------     -------------
Balances at December 31, 1995 ....................           1,474            5,709         $   0.04
     Plan introduction ...........................           6,000               --               --
     Options granted .............................          (7,583)           7,583             0.18
     Options exercised ...........................              --           (1,050)            0.11
     Options canceled ............................           1,530           (1,550)            0.05
                                                          --------         --------         --------
Balances at December 31, 1996 ....................           1,421           10,692             0.14
     Plan amendment ..............................          11,600               --               --
     Options granted .............................          (7,380)           7,380             2.76
     Options exercised ...........................              --           (2,296)            0.12
     Options canceled ............................           1,898           (1,898)            0.66
                                                          --------         --------         --------
Balances at December 31, 1997 ....................           7,539           13,878             1.46
     Plan amendment ..............................           5,000               --               --
     Options granted .............................          (6,014)           6,014            14.14
     Options assumed in acquisition ..............              --               96             0.12
     Options exercised ...........................              --           (1,787)            0.42
     Options canceled ............................           1,816           (1,816)            3.71
                                                          --------         --------         --------
Balances at December 31, 1998 ....................           8,341           16,385         $   6.06
                                                          ========         ========         ========

                       REALNETWORKS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

      The following table summarizes information about stock options outstanding at December 31, 1998:

                                     OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                         ------------------------------------------     ---------------------------
                                           WEIGHTED
                                           AVERAGE        WEIGHTED       WEIGHTED
                                          REMAINING       AVERAGE         AVERAGE
                          NUMBER OF      CONTRACTUAL      EXERCISE       NUMBER OF        EXERCISE
EXERCISE PRICES            SHARES       LIFE (YEARS)       PRICE          SHARES           PRICE
---------------          -----------    -------------    ----------     -----------      ----------
$0.04-$ 0.75                 6,333           17.06        $   0.23           2,685        $   0.16
 1.00-  3.63                 2,634           18.52            2.46             382            1.74
 4.25-  7.50                 2,136           18.90            5.45               2            4.25
 7.69- 16.44                 3,234           19.44           12.41              --              --
16.50- 21.07                 2,048           19.70           18.18              --              --
                          --------                                        --------
                            16,385           18.39        $   6.06           3,069        $   0.36
                          ========                                        ========

      In accordance with the disclosure requirements of SFAS 123, if the Company had elected to recognize compensation cost based on the fair value of options granted at grant date as prescribed, net loss and net loss per share would have been increased to the pro forma amounts indicated in the table below:

                                                           YEAR ENDED DECEMBER 31,
                                                   -----------------------------------------
                                                     1998            1997            1996
                                                   ---------       ---------       ---------
Net loss:
     As reported ............................      $ (19,953)      $ (15,069)      $  (4,065)
     Pro forma ..............................        (29,548)        (15,543)         (4,141)
Basic and diluted net loss per share:
     As reported ............................          (0.31)          (1.84)          (4.13)
     Pro forma ..............................          (0.45)          (1.90)          (4.21)

      The per share weighted average fair value of stock options granted during the years ended December 31, 1998, 1997 and 1996 was $8.27, $0.56 and $0.04,
respectively, on the date of grant. Prior to the Company's initial public offering in 1997, the fair value of each option grant was determined on the date of grant using the minimum value method. Subsequent to the offering, the fair value was determined using the Black-Scholes model. Except for the volatility assumption which was only used under the Black-Scholes model, the following weighted average assumptions were used to perform the calculations:

                                               YEAR ENDED DECEMBER 31,
                                         --------------------------------------
                                           1998           1997           1996
                                         --------       --------       --------
Expected dividend yield ...........             0%             0%             0%
Risk-free interest rate ...........          5.15%          6.10%          6.10%
Expected life (years) .............           3.5            3.5            4.5
Volatility ........................            85%            60%            NA

                       REALNETWORKS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

      (i) EMPLOYEE STOCK PURCHASE PLAN

      Effective January 1998, the Company adopted an Employee Stock Purchase Plan (ESPP), and has reserved 2,000 shares of common stock for issuance under the ESPP. Under the ESPP, an eligible employee may purchase shares of common stock, based on certain limitations, at a price equal to the lesser of 85% of the fair market value of the common stock at the beginning or end of the respective semi-annual offering periods. There were 95 shares purchased under the ESPP during 1998. The weighted average fair value of the employee stock purchase rights was $5.61 in 1998. The following assumptions were used to perform the calculation: expected dividend yield--0%; risk-free interest rate--5.15%; expected life--six months; volatility--85%.


6.   SIGNIFICANT CUSTOMER

      In June 1997, the Company entered into a strategic agreement with Microsoft pursuant to which the Company granted Microsoft a nonexclusive license to certain substantial elements of the source code of the Company's RealAudio/RealVideo Version 4.0 technology. The $30 million license fee is being recognized ratably over the three-year term of the Company's ongoing support obligations.

      Under the agreement, Microsoft may sublicense its rights to the Standard Code to third parties under certain conditions without additional compensation to the Company. In addition, Microsoft has an option to receive two additional deliveries of updated versions of the Standard Code. Microsoft's right to receive the first delivery expired unexercised in July 1998. Microsoft may elect to receive a delivery of the then current version of the Standard Code once before July 1999, upon payment of a license fee of $35 million. If the Company elects in its sole discretion to grant an Event License (as defined in the agreement) to a third party, the agreement provides for a refund of a portion of the license fee paid by Microsoft, based on a declining scale over the term of the agreement.

      In connection with the agreement, Microsoft made a $30 million minority investment in the Company in the form of 3,338 shares of nonvoting preferred stock, which shares were converted into 3,338 shares of nonvoting special common stock upon the completion of the Company's initial public offering in 1997.

      Software license fees under the license agreement with Microsoft accounted for approximately 15% and 13% of total net revenues in 1998 and 1997, respectively.


7.   INCOME TAXES

      The components of loss before income taxes are as follows:

                                            YEAR ENDED DECEMBER 31,
                                   --------------------------------------------
                                     1998              1997              1996
                                   --------          --------          --------
U.S. operations ..........         $(19,747)         $(12,380)         $ (4,065)
Foreign operations .......             (206)           (2,689)               --
                                   --------          --------          --------
                                   $(19,953)         $(15,069)         $ (4,065)
                                   ========          ========          ========

                       REALNETWORKS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

      The components of income tax expense (benefit) are as follows:

                                                       DECEMBER 31,
                                           ------------------------------------
                                            1998           1997           1996
                                           ------         ------         ------
Current ...........................        $ (777)        $  777         $  140
Deferred ..........................           777           (777)          (140)
                                           ------         ------         ------
                                           $   --         $   --         $   --
                                           ======         ======         ======

      Income tax expense (benefit) differs from "expected" income tax expense (benefit) (computed by applying the U.S. Federal income tax rate of 34%) in 1998, 1997 and 1996 due to nondeductible acquisition charges and related amortization of goodwill and changes in the valuation allowance on deferred tax assets.

      The tax effects of temporary differences that give rise to significant portions of net deferred tax assets are comprised of the following:

                                                                             DECEMBER 31,
                                                                       -----------------------
                                                                        1998           1997
                                                                       --------       --------
Deferred tax assets:
     Net operating loss carryforwards ...........................      $  7,650       $    790
     Deferred revenue ...........................................         6,649          6,726
     Allowances for doubtful accounts and sales returns .........           467            710
     Depreciation ...............................................           472            191
     Other ......................................................         1,650            172
                                                                       --------       --------
Gross deferred tax assets .......................................        16,888          8,589
     Less valuation allowance ...................................       (16,888)         7,812
                                                                       --------       --------
Net deferred tax assets .........................................      $     --       $    777
                                                                       ========       ========

      The valuation allowance for deferred tax assets increased by $9,076, $5,357, and $1,335 for the years ended December 31, 1998, 1997 and 1996, respectively. Due to operating losses and the uncertainty regarding the recoverability of deferred tax assets, the Company has provided a full valuation allowance at December 31, 1998.

      At December 31, 1998, the Company had net operating loss carryforwards for Federal income tax purposes of approximately $22,500, expiring in the year 2013. Substantially all of the net operating loss carryforward results from stock option deductions, the realization of which would result in a credit to shareholders' equity. Approximately $10,000 of the valuation allowance for deferred tax assets relates to net operating loss carryforwards. The net operating loss carryforward excludes $16,000 and $2,524 of net operating loss carryforwards acquired from Vivo and Xing, respectively, which are subject to significant limitations. In the event net operating loss carryforwards related to Vivo prior to its acquisition are utilized, goodwill will be reduced for the related income tax benefit.


8.   SEGMENT INFORMATION

      During 1998, the Company adopted the provisions of SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information" (SFAS 131). SFAS 131 establishes standards for the way that public business enterprises report information about operating segments.

                       REALNETWORKS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

      The Company operates in one business segment, streaming media, for which the Company receives revenues from its customers. The Company's Chief Operating Decision Maker is considered to be the Company's Operating Committee (COC) which is comprised of the Company's Chief Executive Officer and the Company's Senior Vice Presidents. The COC reviews financial information presented on a consolidated basis accompanied by disaggregated information about products and services and geographical region for purposes of making decisions and assessing financial performance. The COC does not review discrete financial information regarding profitability of the Company's different products or services and, therefore, the Company does not have operating segments as defined by SFAS 131.

      The Company's customers consist primarily of end users located in the United States and various foreign countries. Revenues by geographic region are as follows:


                                                      YEAR ENDED DECEMBER 31,
                                                 ---------------------------------
                                                  1998         1997         1996
                                                 -------      -------      -------
        North America .....................      $44,149      $24,017      $18,879
        Europe ............................        7,144        3,425        1,037
        Asia ..............................        4,429        3,225        1,013
        Rest of world .....................          987          890          654
                                                 -------      -------      -------
             Subtotal .....................       56,709       31,557       21,583
        Microsoft license agreement .......        9,668        4,834           --
                                                 -------      -------      -------
             Total ........................      $66,377      $36,391      $21,583
                                                 =======      =======      =======

      Revenue from external customers by product type is as follows:


                                                         YEAR ENDED DECEMBER 31,
                                                     ---------------------------------
                                                      1998         1997         1996
                                                     -------      -------      -------
        Streaming media license revenue .......      $38,819      $24,331      $19,447
        Streaming media service revenue .......       14,742        4,972        1,120
        Microsoft license agreement ...........        9,668        4,834           --
        Advertising revenue ...................        3,148        2,254        1,016
                                                     -------      -------      -------
             Total net revenues ...............      $66,377      $36,391      $21,583
                                                     =======      =======      =======

      Long-lived assets by geographic location are as follows:

                                                        DECEMBER 31,
                                                    --------------------
                                                     1998         1997
                                                    -------      -------
        United States ........................      $14,645      $ 5,279
        Japan ................................          454          404
        Europe ...............................          329          370
                                                    -------      -------
             Total ...........................      $15,428      $ 6,053
                                                    =======      =======

                       REALNETWORKS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

9.   COMMITMENTS

      (a) LEASE COMMITMENTS

      The Company leases its office facilities under terms of operating lease agreements expiring through May 1999. During 1998, the Company entered into a lease agreement for a new location for its corporate headquarters. The lease commences on April 1, 1999 and expires in April 2011. Future minimum lease payments are:

            YEARS ENDING DECEMBER 31,                                 MINIMUM LEASE PAYMENTS
            -------------------------                                 ----------------------
            1999 ..........................................                 $  3,116
            2000 ..........................................                    3,295
            2001 ..........................................                    4,065
            2002 ..........................................                    4,633
            2003 ..........................................                    4,744
            Thereafter ....................................                   37,092
                                                                            --------
                 Total minimum lease payments .............                 $ 56,945
                                                                            ========

      Rent expense was approximately $2,600 in 1998, $1,800 in 1997, and $700 in 1996.


      (b) 401(k) RETIREMENT SAVINGS PLAN

      The Company has a salary deferral plan (401(k) Plan) that covers substantially all employees. The Company, at its discretion, may make contributions to the 401(k) Plan, although it has not made any contributions to date. Employees can contribute a portion of their salary to the maximum allowed by the federal tax guidelines. The Company currently does not provide matching contributions. The Company has no other post-employment or post-retirement benefit plans.


      (c) LITIGATION

                       REALNETWORKS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

       In August 1998, Venson M. Shaw and Steven M. Shaw filed a lawsuit against the Company and co-defendant Broadcast.com in the United States District Court for the Northern District of Texas--Dallas Division. The plaintiffs allege that RealNetworks, individually and in combination with Broadcast.com, infringe on a certain patent by making, using, selling and/or offering to sell software products and services directed to media delivery systems for the Internet and corporate intranets. The plaintiffs seek to enjoin RealNetworks from its alleged infringing activity and to recover damages in an amount no less than a reasonable royalty. The plaintiffs filed a similar claim based on the same patent and seeking similar remedies as a separate lawsuit against Microsoft and Broadcast.com in the same court. The court has consolidated the lawsuit against Microsoft and Broadcast.com with the lawsuit against RealNetworks and Broadcast.com. Although no assurance can be given as to the outcome of these lawsuits, the Company believes that these allegations are without merit, and intends to vigorously defend itself against these claims.

       In July 1998, Left Bank Management, Inc. filed a lawsuit against the Company in the U.S. District Court for the Western District of Washington. The plaintiff alleges that RealNetworks entered into an oral agreement with it in 1995 pursuant to which the plaintiff claims it is entitled to 30% of RealNetworks' revenues from the use of RealAudio technology to promote, sample or sell music. The plaintiff claims breach of contract, unjust enrichment, promissory estoppel and breach of implied-in-fact contract. The Company has denied each of the plaintiff's claims. In response to the Company's motion to dismiss, the plaintiff withdrew its claim for breach of fiduciary duty. Trial is currently set for May 2000. Although no assurance can be given as to the outcome of this lawsuit, the Company believes the allegations in this action are without merit, and intends to vigorously defend itself against these claims.

      From time to time the Company is, and expects to continue to be, subject to legal proceedings and claims in the ordinary course of its business, including contract-related claims and claims of alleged infringement of third-party patents, trademarks and other intellectual property rights. These claims, even if not meritorious, could force the Company to spend significant financial and managerial resources. The Company currently is not aware of any legal proceedings or claims that it believes will have, individually or taken together, a material adverse effect on its business, prospects, financial condition and operating results.


10.   SUBSEQUENT EVENTS

      (a) SALE OF COMMON STOCK

      In May 1999, the Company sold approximately 4,125 shares of common stock in a public offering for net proceeds of $228,800.


      (b) PURCHASE OF NETZIP, INC.

      In January 2000, the Company acquired NetZip, Inc. (NetZip). NetZip is a leading developer and provider of Internet download management and utility software. As a result of the acquisition, NetZip became a wholly owned subsidiary of RealNetworks and RealNetworks issued approximately 1,709 shares (including options to purchase shares) of its common stock in exchange for all of the outstanding shares of NetZip common stock and options to purchase NetZip common stock, but approximately 910 of those shares are subject to repurchase by the Company at a nominal repurchase price in certain circumstances. The acquisition will be accounted for under the purchase method of accounting and is valued at approximately $126 million, including transaction costs based on the closing price of RealNetworks common stock on January 25, 2000. The purchase price excludes approximately $144 million of RealNetworks' common stock issued to former stockholders of NetZip which is subject to forfeiture for a period of 30 months after January 25, 2000.

                       REALNETWORKS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

(c)   Class Action Lawsuits

      In November 1999, thirteen purported class action lawsuits were filed against the Company in state and/or federal courts in California, Illinois, Pennsylvania, Washington and Texas. The plaintiff in federal court in Pennsylvania has voluntarily dismissed his lawsuit in response to the Company's motion to compel arbitration of the claims under the terms of our End User license Agreements. The remaining twelve actions, which seek to certify classes of plaintiffs, allege breach of contract, invasion of privacy, deceptive trade practices, negligence, fraud and violation of certain federal and state laws in connection with various communications features of our RealPlayer and RealJukebox products. Plaintiffs are seeking both damages and injunctive relief. The Company has filed various answers denying the claims and have filed suit in Washington state court to compel the plaintiffs who have filed actions in Texas, California and Illinois state courts to arbitrate their claims as required by The Company's End User License Agreement. The Company has moved to compel arbitration in the federal court cases pending in Illinois. Although no assurance can be given as to the outcome of this lawsuit, the Company believes that the allegations in these actions are without merit, and the Company intends to vigorously defend itself against these claims.

(d) Stock Split

      On January 21, 2000 the Company's board of directors approved a 2 for 1 split of the Company's common stock, payable in the form of a stock dividend. The stock dividend will be on or about February 11, 2000. Shares used for the computation of basic and diluted net loss per share in the consolidated financial statements are presented prior to the split.

11.   QUARTERLY INFORMATION (UNAUDITED)

      The following table summarizes the unaudited statement of operations for each quarter of 1998 and 1997.

      In response to recent Securities and Exchange Commission interpretative guidance surrounding the valuation methodology used in determining charges associated with acquisition related in-process research and development, the Company has revised the origin accounting for the purchase price allocation related to the 1998 acquisition of Vivo and the related amortization of goodwill. This adjustment decreased the amount previously allocated to in-process research and development by $9,156, which has been capitalized as goodwill and is being amortized using the straight-line method over five years.

                                       MAR. 31       JUNE 30        SEPT. 30       DEC. 31         TOTAL
                                      --------       --------       --------       --------       --------
1998
As originally reported:
Net revenues ...................      $ 12,879       $ 15,215       $ 17,673       $ 20,610       $ 66,377
Gross profit ...................        10,396         12,168         14,349         16,798         53,711
Operating loss .................       (21,776)        (4,456)        (3,245)        (2,851)       (32,328)
Net loss .......................       (20,708)        (3,217)        (2,041)        (2,227)       (28,193)
Net loss per share .............         (0.33)         (0.05)         (0.03)         (0.03)         (0.43)

As restated:
Net revenues ...................      $ 12,879       $ 15,215       $ 17,673       $ 20,610       $ 66,377
Gross profit ...................        10,396         12,168         14,349         16,798         53,711
Operating loss .................       (12,620)        (4,914)        (3,703)        (2,851)       (24,088)
Net loss .......................       (11,552)        (3,675)        (2,499)        (2,227)       (19,953)
Net loss per share .............         (0.18)         (0.06)         (0.04)         (0.03)         (0.31)

1997
Net revenues ...................      $  7,828       $  7,675       $  9,542       $ 11,346       $ 36,391
Gross profit ...................         5,589          6,437          7,801          9,452         29,279
Operating loss .................        (4,856)        (4,912)        (3,753)        (3,440)       (16,961)
Net loss .......................        (4,651)        (4,641)        (3,002)        (2,775)       (15,069)
Net loss per share .............         (3.05)         (2.74)         (1.23)         (0.43)         (1.84)

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                       REALNETWORKS, INC. AND SUBSIDIARIES
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                 (IN THOUSANDS)


                                                                         ADDITIONS
                                                           BALANCE AT    CHARGED TO                      BALANCE AT
                                                           BEGINNING      COSTS AND                        END OF
DESCRIPTION                                                OF PERIOD      EXPENSES      DEDUCTIONS         PERIOD
-----------                                               -----------    -----------   ------------     ------------
Year ended December 31, 1996:
    Valuation accounts deducted from assets:
       Allowance for doubtful accounts
          receivable and sales returns .............        $   287            563           (310)            540
Year ended December 31, 1997:
    Valuation accounts deducted from assets:
       Allowance for doubtful accounts
          receivable and sales returns .............        $   540          2,294         (1,848)            986
Year ended December 31, 1998:
    Valuation accounts deducted from assets:
       Allowance for doubtful accounts
          receivable and sales returns .............            986          4,653         (4,295)          1,344